Exhibit 10.9

OFFICE LEASE AGREEMENT

BETWEEN

CENTREPORT TRINITY, LTD.

AS LANDLORD

AND

RADIANT SYSTEMS, INC.

AS TENANT

DATED

September 16, 2005

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.

TABLE OF CONTENTS

1. Definitions and Basic Provisions	1

2. Lease Grant	1

3. Tender of Possession	1

4. Rent	2

5. Delinquent Payment; Handling Charges	3

6. Security Deposit	3

7. Services; Utilities; Common Areas	4

(a) Services	4

(b) Use of Electrical Services by Tenant	5

(c) Common Areas	5

(d) Electricity Costs	6

8. Alterations; Repairs; Maintenance; Signs	7

(a) Alterations	7

(b) Repairs; Maintenance	8

(i) By Landlord	8

(ii) By Tenant	9

(iii) Performance of Work	10

(c) Mechanic’s Liens	11

(d) Signs	11

9. Use	12

10. Assignment and Subletting	13

(a) Transfers	13

(b) Consent Standards	13

(c) Request for Consent	14

(d) Conditions to Consent	14

(e) Attornment by Subtenants	14

(f) Cancellation	15

(g) Additional Compensation	15

(h) Permitted Transfers	15

11. Insurance; Waivers; Subrogation; Indemnity	16

(a) Tenant’s Insurance	16

(b) Landlord’s Insurance	17

(c) No Subrogation	18

(d) Indemnity	18

12. Subordination; Attornment; Notice to Landlord’s Mortgagee	18

(a) Subordination	18

(b) Attornment	19

(c) Notice to Landlord’s Mortgagee	19

(d) Landlord’s Mortgagee’s Protection Provisions	19

13. Rules and Regulations	19

14. Condemnation	20

(a) Total Taking	20

(b) Partial Taking - Tenant’s Rights	20

(c) Partial Taking - Landlord’s Rights	20

(d) Award	20

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	i

15. Fire or Other Casualty	21

(a) Repair Estimate	21

(b) Tenant’s Rights	21

(c) Landlord’s Rights	21

(d) Repair Obligation	21

(e) Abatement of Rent	22

16. Personal Property Taxes	22

17. Events of Default	22

(a) Payment Default	22

(b) Abandonment	22

(c) Estoppel/Financial Statement/Commencement Date Letter	22

(d) Insurance	22

(e) Mechanic’s Liens	23

(f) Other Defaults	23

(g) Insolvency	23

18. Remedies	23

(a) Termination of Lease	23

(b) Termination of Possession	23

(c) Perform Acts on Behalf of Tenant	24

(d) Alteration of Locks	24

19. Payment by Tenant; Non-Waiver; Cumulative Remedies	24

(a) Payment by Tenant	24

(b) No Waiver	25

(c) Cumulative Remedies	25

20. Landlord’s Lien	25

21. Surrender of Premises	25

22. Holding Over	26

23. Certain Rights Reserved by Landlord	26

(a) Building Operations	26

(b) Security	26

(c) Repairs and Maintenance	27

(d) Prospective Purchasers and Lenders	27

(e) Prospective Tenants	27

24. Substitution Space	27

25. Hazardous Materials	27

26. Miscellaneous	29

(a) Landlord Transfer	29

(b) Landlord’s Liability	29

(c) Force Majeure	29

(d) Brokerage	30

(e) Estoppel Certificates	30

(f) Notices	30

(g) Separability	30

(h) Amendments; Binding Effect	30

(i) Quiet Enjoyment	31

(j) No Merger	31

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	ii

(k) No Offer	31

(l) Entire Agreement	31

(m) Waiver of Jury Trial	31

(n) Governing Law	31

(o) Recording	31

(p) Joint and Several Liability	31

(q) Financial Reports	32

(r) Landlord’s Fees	32

(s) Telecommunications	32

(t) Representations and Warranties.	33

(u) Confidentiality	33

(v) Authority	33

(w) List of Exhibits	33

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	iii

BASIC LEASE INFORMATION

This Basic Lease Information is attached to and incorporated by reference to an Office Lease Agreement between Landlord and Tenant, as defined below.

Lease Date:	September 16, 2005

Landlord:	CENTREPORT TRINITY, LTD., a Texas limited partnership

Tenant:	RADIANT SYSTEMS, INC., a Georgia corporation

Premises:	Approximately 68,511 rentable square feet, in the building commonly known as CentrePort Office Center Building B, and whose street address is 14770 Trinity, Ft. Worth, Texas 76155 (the “Building”). The Premises are outlined on the plan attached to the Lease as Exhibit A, and consists of two areas, one containing approximately 60,000 rentable square feet (the “Initial Premises”), and one containing approximately 8,511 rentable square feet (the “Must Take Space”). The land on which the Building is located (the “Land”) is described on Exhibit B. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof, including without limitation the Common Areas (as defined in Section 7(c)). The term “Complex” shall collectively refer to the Building and any other buildings which comprise a multi-building Complex owned by Landlord, if applicable.

Term:	Approximately one hundred twenty-six (126) months, commencing on the Initial Premises Commencement Date and ending at 5:00 p.m. local time on the last day of the 126th full calendar month following the Initial Premises Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Initial Premises Commencement Date:	The earliest of: (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein; or (b) the first business day of the week following the date on which the Work (as defined in Exhibit D hereto) in the Premises is Substantially Completed (as defined in Exhibit D hereto) (or would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit D hereto), but in no event earlier than January 1, 2006.

Must Take Space Commencement Date:	The first day of the twenty-fifth (25th) month of the Lease Term.

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Base Rent:	Base Rent shall be the following amounts for the following periods of time:

Lease Month	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
1 – 6	$0.00	$0.00
7-24	$16.06	$80,300.00
25-66	$16.06	$91,690.55
67-126	$17.26	$98,541.65

As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Initial Premises Commencement Date does not occur on the first (1st) day of a calendar month, the period from the Initial Premises Commencement Date to the first (1st) day of the next calendar month shall be included in the first (1st) Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month).

Security Deposit:	$91,690.55, which may be in the form of cash or letter of credit in accordance with Section 6.

Rent:	Base Rent, Additional Rent, Taxes, and Insurance (each as defined in Exhibit C hereto), and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	The operation of a call center including training, together with associated office and storage uses, and for no other purpose whatsoever. Notwithstanding the foregoing, any general office use shall also be considered a Permitted Use.

Tenant’s Proportionate Share:	The percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the rentable square feet in the Building or Complex, as applicable, with respect to the charge being prorated at the time a respective charge was incurred. Landlord shall, upon the written request of Tenant received prior to the Initial Premises Commencement Date, cause the rentable square footage of the Premises to be verified by an architect selected by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed) in accordance with building standard methods of measurement. For purposes of such measurement, any partitions will be

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	measured from center wall or the exterior of brick, as the case may be, to center wall or the exterior of brick, as the case may be. If such measurement results in a change in the rentable square footage of the Premises, the Base Rent, Additional Rent, Taxes, Insurance, Tenant’s Proportionate Share, and any other matters affected by the rentable square footage of the Premises shall be adjusted accordingly. If there is a change in the rentable square footage of the Premises, Tenant shall within fifteen (15) days after Landlord’s written request, execute and return a lease amendment effective as of the Initial Premises Commencement Date, confirming the necessary adjustments. Landlord agrees to pay one-half of the cost of such remeasurement not to exceed $750.00, and Tenant shall be responsible for the remainder of such costs of remeasurement.

Initial Liability Insurance Amount:	$3,000,000

Broker/Agent:	For Tenant: Cushman & Wakefield of Texas, Inc.

	For Landlord: GVA Cawley Realty Services

Tenant’s Address:	Prior to Initial Commencement Date: RADIANT SYSTEMS, INC. 3925 Brookside Parkway Alpharetta, GA 30022 Attention: Jamie Graves, Esq. Telephone: 800-229-0991 Telecopy: 770-576-6000	Following Initial Commencement Date: RADIANT SYSTEMS, INC. 3925 Brookside Parkway Alpharetta, GA 30022 Attention: Jamie Graves, Esq. Telephone: 800-229-0991 Telecopy: 770-576-6000

		RADIANT SYSTEMS, INC. 14770 Trinity Blvd. Ft. Worth, TX 76155 Attention: Manager

With a copy to:

SMITH, GAMBRELL & RUSSELL, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309-3592

Attention: Richard G. Greenstein

Telephone: (404) 815-3623

Telecopy: (404) 815-3509

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	-3-

Landlord’s Address:	For all Notices: GVA Cawley Realty Services 14785 Preston Road, Suite 850 Dallas, TX 75254 Attention: Property Manager Telephone: 972-759-7800 Telecopy: 972-759-7801	With a copies to: CENTREPORT TRINITY, LTD. Attn: Asset Manager Invesco Real Estate 500 Three Galleria Tower 13155 Noel Road Dallas, Texas 75240 Phone No.: 972-715-7400 Facsimile No.: 972-715-7474

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:	CENTREPORT TRINITY, LTD.,
a Texas limited partnership

	By:	CARDINAL CENTREPORT, LLC,
a Texas limited liability company,
its General Partner

		By:	INVESCO, INC.,
a Delaware corporation
its Manager

			By:	INVESCO REAL ESTATE
DIVISION

				By:	/s/ Kevin Johnson
				Name:	Kevin Johnson
				Title:	Vice President

TENANT:	RADIANT SYSTEMS, INC.,
a Georgia corporation

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Chief Financial Officer

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	-4-

OFFICE LEASE AGREEMENT

This Office Lease Agreement (this “Lease”) is entered into as of September 16, 2005, between CENTREPORT TRINITY, LTD., a Texas limited partnership (“Landlord”), and RADIANT SYSTEMS, INC., a Georgia corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts (if any), footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Premises’ and Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “Business Day(s)” means Monday through Friday of each week, exclusive of Holidays; “Holidays” means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other nationally or regionally recognized holiday; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” shall mean any of the foregoing; “Normal Business Hours” means 7:00 a.m. until 7:00 p.m., on Business Days, and 8:00 a.m. until 2:00 p.m. on Saturdays, exclusive of Holidays; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, and invitees.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises (as defined in the Basic Lease Information).

3. Tender of Possession. Landlord and Tenant presently anticipate that possession of the Initial Premises will be tendered to Tenant in the condition required by this Lease on or about January 1, 2006 (the “Estimated Delivery Date”). If Landlord is unable to tender possession of the Initial Premises in such condition to Tenant by the Estimated Delivery Date, then: (a) the validity of this Lease shall not be affected or impaired thereby; (b) Landlord shall not be in default hereunder or be liable for damages therefor; and (c) Tenant shall accept possession of the Initial Premises when Landlord tenders possession thereof to Tenant. Notwithstanding the foregoing, in the event Landlord fails to deliver possession of the Initial Premises in the condition required by this Lease on or before to June 30, 2006 (the “Delivery Date Deadline”), then Tenant shall have the right to terminate this Lease at any time within the thirty (30) day period following such Delivery Date Deadline by providing written notice of such election to Landlord. Notwithstanding the foregoing, the Delivery Date Deadline shall be extended one day for each Tenant Delay Day (as defined in Exhibit D). Further notwithstanding the foregoing, Tenant may have access to the Premises one hundred twenty (120) days prior to

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	1

the Initial Premises Commencement Date for purposes of installing furniture, fixtures and equipment; provided, however, if Tenant interferes with Landlord’s performance of the Work (as defined in Exhibit D), then each such day of delay shall be a Tenant Delay Day. Landlord agrees to advise Tenant in writing approximately fifteen (15) days prior to the date Landlord believes it will tender possession of the Initial Premises to Tenant in the condition required hereunder. Tenant acknowledges that tenant improvement work shall be performed on the entire Premises at the commencement of the Lease Term, but that it shall have no right to occupy the Must Take Space until the Must Take Space Commencement Date. If Tenant occupies the Must Take Space prior to such date, it shall be obligated to pay Base Rent and all other amounts due under the Lease for such period of occupancy. By occupying any portion of the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to latent defects, if any, for which notice is given to Landlord within six (6) months of the applicable Commencement Date, and the performance of punch-list items that remain to be performed by Landlord, if any. Prior to occupying any portion of the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit F hereto confirming: (1) the Initial Premises Commencement Date and Must Take Space Commencement Date (each as defined in the Basic Lease Information) and the expiration date of the initial Term (as defined in the Basic Lease Information); (2) that Tenant has accepted the Premises subject to latent defects, if any, for which notice is given to Landlord within six (6) months of the applicable Commencement Date; and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Initial Premises Commencement Date or otherwise invalidate this Lease. Tenant’s failure to execute such document within ten (10) days of receipt thereof from Landlord shall be deemed Tenant’s agreement to the contents of such document. Occupancy of any portion of the Premises by Tenant prior to the Initial Premises Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Rent.

4. Rent. Tenant shall timely pay to Landlord Rent (as defined in the Basic Lease Information), including the amounts set forth in Exhibit C hereto, without notice, demand, deduction or set-off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Base Rent (as defined in the Basic Lease Information) and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Base Rent, adjusted as herein provided, shall be payable monthly in advance. The first (1st) monthly installment of Base Rent shall be payable contemporaneously with the execution of this Lease; thereafter, Base Rent shall be payable on the first (1st) day of each month beginning on the first (1st) day of the eighth (8th) full calendar month of the Term. The monthly Base Rent for any partial month at the beginning of the Term shall equal the product of 1/365 (or in the event of a leap year, 1/366) of the annual Base Rent in effect during the partial month and the number of days in the partial month, and shall be due on the Initial Premises Commencement Date. Payments of Base Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent, Taxes and Insurance (each as defined in Exhibit C) at the same time and in the same manner as Base Rent.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	2

5. Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from that date which is thirty (30) days following the date due until paid at the lesser of fifteen percent (15%) per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, as to all payments due hereunder which are not made within five (5) days of their due date, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to five percent (5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing; (i) the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any twelve-month period that Tenant fails to make payment when due, until five (5) days after Landlord delivers written notice of such delinquency to Tenant; and (ii) the interest referenced above shall not be charged with respect to the first occurrence (but may be charged for any subsequent occurrence) during any twelve-month period that Tenant fails to make payment when due, until five (5) days after Landlord delivers written notice of such delinquency to Tenant.

6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit (as defined in the Basic Lease Information), which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined in Section 17). Landlord may at Landlord’s discretion, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder or in connection with Landlord’s remedies under this Lease. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within the time required by applicable Law (but in any event within thirty (30) days following the expiration or earlier termination of this Lease), return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. Unless required otherwise by applicable Law, the Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, upon such transfer (and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit), Landlord thereafter shall have no further liability for the return of the Security Deposit. In lieu of a cash Security Deposit, Tenant may deliver to Landlord within ten (10) days after the date of execution of the Lease an irrevocable, unconditional letter of credit in the amount of $91,960.55 (the “Letter of Credit”). The Letter of Credit shall be addressed to Landlord, issued in a form and substance similar to that attached hereto as Exhibit M and by a national financial institution approved by Landlord, in Landlord’s reasonable discretion, shall be freely transferable without fee payable by the beneficiary thereof, shall permit partial draws, shall have a one-year term with automatic one-year renewals and an expiration date falling no sooner than thirty (30) days after

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the expiration of the Lease Term. In the event Tenant fails to renew the Letter of Credit as required hereunder, Landlord shall have the right to draw down the entire amount of such Letter of Credit and hold such amount as the Security Deposit hereunder. Tenant agrees that upon any occurrence of any other Event of Default by Tenant under the terms and provisions of this Lease, Landlord shall have the right to receive payment under any Letter of Credit of such portion of the Letter of Credit as Landlord reasonably estimates is necessary to effectuate a cure of the subject Event of Default. Any such amounts received by Landlord shall be held by Landlord and applied in accordance with this Lease in the same manner as a Security Deposit. Landlord shall at all times during the Term, hold a letter of credit in the amounts described above.

Notwithstanding the foregoing, subject to the Conditions (defined below), if Tenant waives its Termination Option set forth in Exhibit K, then at the expiration of the ninetieth (90th) month of the Lease Term (the “Release Date”) Landlord shall return one-half of the Security Deposit to Tenant (or Tenant may reduce the amount of the Letter of Credit to $46,000.00, if the Security Deposit is held in the form of a Letter of Credit). Such return or reduction is conditioned upon the following: (i) not more than one (1) written notice of Tenant’s failure to pay any monetary amounts under the Lease when due shall have been sent by Landlord in any twenty-four (24) month period of the Lease Term; and (ii) on the Release Date Tenant shall not be in default under the Lease (collectively, the “Conditions”).

7.	Services; Utilities; Common Areas.

(a) Services. Subject to the provisions of this Lease, following the Initial Premises Commencement Date, Landlord agrees to furnish Tenant, for the portion of the Premises which are then occupied by Tenant, the following services: (i) cold water at those points of supply provided as a part of Building Standard improvements (provided that Tenant acknowledges that Tenant shall be solely responsible for installing within the Premises all plumbing facilities, fixtures and equipment required to service any kitchen, restroom or other area within the Premises, and that Landlord shall have no responsibility in connection therewith); (ii) routine maintenance and electric lighting service for all Common Areas in the manner and to the extent deemed by Landlord in its reasonable discretion to be standard for comparable properties in the CentrePort submarket of the Dallas/Ft. Worth, Texas area (for purposes of this Lease, each reference to “comparable properties” in the Lease shall use the conditions in effect on the Commencement Date for comparison); (iii) janitorial service, on weekdays, other than Holidays, in accordance with Exhibit N; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as rent upon presentation of a statement therefor by Landlord; (iv) subject to the provisions of Section 7(b) hereof, facilities to provide electric current not to exceed six (6) watts per square foot of useable area; and (v) Building Standard fluorescent bulb and ballast replacement in the Premises and fluorescent and candescent bulb and ballast replacement in the Common Areas. Tenant acknowledges that Landlord shall not be required to provide electric current to or for the benefit of Tenant in connection with the Premises, and that Tenant shall be responsible for contracting directly with the applicable utility company for electrical service to the Premises and for paying all costs and expenses arising in connection therewith, as set forth in Section 7(d). Notwithstanding any other provision contained herein to the contrary, Landlord acknowledges and agrees that all services provided by Landlord to Tenant shall be provided to a standard at least comparable to such services as are provided at other comparable buildings in the

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CentrePort submarket of Dallas/Ft. Worth, Texas. Notwithstanding the foregoing, if: (i) utility service is interrupted because of the acts of Landlord, its employees, agents or contractors; (ii) Tenant notifies Landlord of such interruption in writing (the “Interruption Notice”); (iii) such interruption does not arise in whole or in part as a result of an act or omission of a Tenant Party; (iv) such interruption is not caused by a fire or other casualty; (v) the repair or restoration of such service is reasonably within the control of Landlord; and (vi) as a result of such interruption, the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of it business) and Tenant in fact ceases to use the Premises, or material portion thereof, then, Tenant’s sole remedy for such interruption shall be as follows: on the fifth (5th) consecutive Business Day following the later to occur of the date the Premises (or material portion thereof) becomes untenantable, the date Tenant ceases to use such space and the date Tenant provides Landlord with an Interruption Notice, the Rent payable hereunder shall be abated on a per diem basis for each day after such five (5) Business Day period based upon the percentage of the Premises so rendered untenantable and not used by Tenant, and such abatement shall continue until the date the Premises become tenantable again.

(b) Use of Electrical Services by Tenant. Tenant’s electrical equipment and overhead lighting shall be restricted to that equipment which individually and collectively does not have a rated capacity greater than equipment and lighting normally utilized in general office use, as determined by Landlord, which in no event shall exceed a collective average of six (6) watts per square foot of area within the Premises. If Landlord should determine that Tenant’s consumption of electrical services exceeds the limitations set forth in the preceding sentence, or exceeds the capacity of existing wiring, risers or feeders to the Building, then Landlord shall be entitled, in its reasonable discretion, to either (a) require Tenant to terminate any excess usage and, in such event, Tenant shall, at its sole cost and expense, remove any equipment and/or lighting necessary to achieve compliance within ten (10) days after receiving notice from Landlord, or (b) Landlord may, at Landlord’s option, and at Tenant’s sole cost and expense, upgrade the electrical service to the Premises to accommodate such excess demand.

(c) Common Areas. The term “Common Area” is defined for all purposes of this Lease as that part of the Project and/or Complex intended for the common use of all tenants, including among other facilities (as such may be applicable to the Complex), the lobby of the Building, elevator lobbies (if any), parking areas, private streets and alleys, landscaping, curbs, loading areas, sidewalks, malls and promenades (enclosed or otherwise), lighting facilities, drinking fountains, meeting rooms, public toilets, and the like, but excluding: (i) space in buildings (now or hereafter existing) designated for rental for commercial purposes, as the same may exist from time to time; (ii) streets and alleys maintained by a public authority; (iii) areas within the Complex which may from time to time not be owned by Landlord (unless subject to a cross-access agreement benefiting the area which includes the Premises); and (iv) areas leased to a single-purpose user where access is restricted. In addition, although the roof(s) of the building(s) in the Complex is not literally part of the Common Area, it will be deemed to be so included for purposes of: (i) Landlord’s ability to prescribe rules and regulations regarding same; and (ii) its inclusion for purposes of Operating Costs reimbursements. Subject to the limitations set forth below, Landlord reserves the right to change from time to time the dimensions and location of the Common Area, as well as the dimensions, identities, locations and types of any buildings, signs or other improvements in the Complex. For example, and without limiting the generality of the immediately preceding sentence, Landlord may from time

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to time substitute for any parking area other areas reasonably accessible to the tenants of the Building or Complex, as applicable, which areas may be elevated, surface or underground. Notwithstanding the foregoing or any other provision contained herein to the contrary, Landlord acknowledges and agrees that it shall have no right to alter the dimensions or location of the Common Area in any manner which would have a material adverse affect upon Tenant’s business operations. Tenant, and its employees and customers, and when duly authorized pursuant to the provisions of this Lease, its subtenants, licensees and concessionaires, shall have the non-exclusive right to use free of charge (except as set forth to the contrary in Exhibit C regarding Operating Costs) the Common Area (excluding roof(s)) as constituted from time to time, such use to be in common with Landlord, other tenants in the Building and/or Complex, as applicable, and other persons reasonably permitted by the Landlord to use the same without overburdening such Common Area, and subject to rights of governmental authorities, easements, other restrictions of record, and such reasonable non-discriminatory rules and regulations governing use as Landlord may from time to time prescribe. For example, and without limiting the generality of Landlord’s ability to establish reasonable non-discriminatory rules and regulations governing all aspects of the Common Area, Tenant agrees as follows:

(i) Tenant shall have the right to use the three hundred forty (340) parking spaces adjacent to the Building (the “Parking Area”) during the Lease Term at no additional charge. Such use shall be subject to the provisions of Exhibit H. Landlord confirms that as of the date of the Lease there are five (5) parking spaces for each one thousand (1,000) rentable square feet in the Building and the building located at 14760 Trinity Boulevard. Tenant agrees that if any automobile or other vehicle owned by Tenant or any of its employees, its subtenants, its licensees or its concessionaires, or their employees, shall at any time be parked in any part of the Project or Complex, as applicable, other than the specified areas, Landlord may have such vehicle towed at the cost of the owner of same. Landlord agrees that if another tenant overburdens the parking areas of the Complex, causing Tenant to not have available the number of spaces set forth above, then Landlord shall use commercially reasonable efforts to cause such overburdening to cease promptly.

(ii) Tenant shall not solicit business within the Common Area nor take any action which would interfere with the rights of other persons to use the Common Area.

(iii) Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to make repairs or alterations or to prevent the public from obtaining prescriptive rights.

(iv) With regard to the roof(s) of the building(s) in the Project or Complex, as applicable, use of the roof(s) is reserved to Landlord, or with regard to any tenant demonstrating to Landlord’s satisfaction a need to use same, to such tenant after receiving prior written consent from Landlord, such consent not to be unreasonably withheld.

(d) Electricity Costs. In addition to any other sums required to be paid by Tenant under this Lease, Tenant shall: (i) reimburse Landlord for all costs of providing electricity to the Premises within thirty (30) days of invoice (the “Electrical Charge”); and (ii) pay Tenant’s Proportionate Share of the costs of providing electricity to the Common Areas as part of Operating Costs, which amounts shall be payable as set forth in Exhibit C. With respect

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to the foregoing, the Electrical Charge shall be limited only to the actual amount charged by the utility provider to Landlord. For the period prior to the earlier of Tenant’s occupancy of the Must Take Space or the Must Take Space Commencement Date, an amount equal to $400.00 shall be deducted each month from the Electrical Charge to offset the additional costs that are estimated to occur because no demising wall separates the Initial Premises and the Must Take Space. Landlord and Tenant agree that $400.00 is a good faith estimate of such costs, and such costs shall not be modified or prorated.

8. Alterations; Repairs; Maintenance; Signs.

(a) Alterations. Tenant shall not make any alterations, additions or improvements to the Premises (collectively, the “Alterations”) without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, except for alterations of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting as well as installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Premises. Tenant shall furnish complete plans and specifications to Landlord for its approval at the time it requests Landlord’s consent to any Alterations if the desired Alterations: (i) will affect the Building’s Systems or Building’s Structure; or (ii) will require the filing of plans and specifications with any governmental or quasi-governmental agency or authority; or (iii) will cost in excess of Ten Thousand and No/100 Dollars ($10,000.00). Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord any building permit required by applicable Law and a copy of the executed construction contract(s). Tenant shall reimburse Landlord within ten (10) days after the rendition of a bill for all of Landlord’s actual out-of-pocket costs incurred in connection with any Alterations, including all commercially reasonable management, engineering, outside consulting, and construction fees incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications and for the monitoring of construction of the Alterations. If Landlord consents to the making of any Alteration, such Alteration shall be made by Tenant at Tenant’s sole cost and expense by a contractor approved in writing by Landlord such approval not to be unreasonably withheld. Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may require in its reasonable discretion. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not use any portion of the Common Areas either within or without the Project or Complex, as applicable, in connection with the making of any Alterations. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Project or Complex, as applicable, in order to comply with any applicable Laws, then Tenant shall reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by Landlord in making such alterations and/or improvements. Any Alterations made by Tenant shall become the property of Landlord upon installation and shall remain on and be surrendered with the Premises upon the expiration or sooner termination of this Lease, unless Landlord requires the removal of such Alterations. With respect to the foregoing, Landlord agrees to advise Tenant at the time of its approval of each Alteration as to whether Landlord will require the removal thereof. If Landlord requires the removal of such Alterations, Tenant shall at its sole cost and expense, forthwith and with all due diligence (but in any event not later than ten (10) days after the expiration or earlier termination of the Lease) remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed (including without

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limitation stairs, bank vaults, and cabling, if applicable) and repair and restore the Premises in a good and workmanlike manner to their original condition, reasonable wear and tear excepted. Notwithstanding the foregoing, Tenant shall only be required to remove cabling or wiring installed to serve the Premises if Tenant does not remove the existing cabling and wiring which is located in the Premises on the date of the Lease; provided, however, if Tenant removes some but not all of the existing cabling and wiring, then Tenant’s removal obligations at the expiration or earlier termination of the Lease shall be limited to removing the remainder of the existing cabling and wiring. All construction work done by Tenant within the Premises shall be performed in a good and workmanlike manner with new materials of first-class quality, lien-free and in compliance with all Laws, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Project or Complex, as applicable. Tenant agrees to indemnify, defend and hold Landlord harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish a bond or other security satisfactory to Landlord against any such loss, liability or damage. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

(b) Repairs; Maintenance.

(i) By Landlord. Landlord shall, subject to reimbursement as set forth in Exhibit C, keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) the Building’s Structure; (2) the Building’s Systems; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building, if any. If a shifting or settling of the foundation of the Building causes damage to Tenant’s flooring or wall covering, then Landlord agrees to make cosmetic repairs thereto, but shall not be required to replace same unless it causes a safety issue or materially interferes with Tenant’s use of the Premises for the Permitted Use. In addition: (i) if a shifting or settling of the foundation of the Building causes damage to the windows of the Premises, Landlord shall repair or replace such windows at Landlord’s cost; and (ii) Landlord shall replace ceiling tiles which are damaged due to roof leaks not caused by Tenant, its employees, agents or contractors. With respect to the foregoing, Landlord acknowledges and agrees that all such maintenance shall be performed to a standard comparable to the maintenance standards for comparable buildings in the CentrePort submarket of Dallas/Ft. Worth, Texas. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Landlord first learns of the need for the subject repair or maintenance whether through written notice of the need of such repairs or maintenance by Tenant or otherwise. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party, Tenant shall pay the costs of such repairs or maintenance to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. Landlord shall not be liable to Tenant for any interruption of Tenant’s business or inconvenience caused due to any work performed in the Premises or in the Complex pursuant to Landlord’s rights and obligations under the Lease, provided, however, Landlord shall use commercially reasonable efforts to not disturb the normal conduct of Tenant’s business while

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performing such repairs and maintenance. Except as otherwise specifically provided for herein to the contrary, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect. If Landlord fails to make any repairs or to perform any maintenance required of Landlord hereunder and within Landlord’s reasonable control, and such failure shall persist for an unreasonable time (not less than thirty (30) days) after written notice of the need for such repairs or maintenance is given to Landlord and unless Landlord has commenced such repairs or maintenance during such period and is diligently pursuing the same, and such failure creates a risk of bodily injury or property damage, Tenant may (but shall not be required to) following a second notice (which notice shall have a heading in at least 12-point type, bold and all caps “FAILURE TO RESPOND SHALL RESULT IN TENANT EXERCISING SELF-HELP RIGHTS”) and Landlord’s failure to commence repairs within five (5) days after receipt of such second notice, perform such repairs or maintenance in accordance with the provisions of this Lease governing Tenant’s repairs and Alterations and Landlord shall reimburse Tenant for all reasonable costs and expenses therefor within thirty (30) days after presentation of appropriate invoices and back-up documentation.

If in an Emergency Situation (hereinafter defined), a repair to the Premises which Landlord is obligated to perform is required, Tenant shall make all reasonable efforts to contact Landlord and Landlord’s managing agent by telephone and/or e-mail to advise Landlord of the need for the repair. If after making reasonable efforts to contact Landlord, either Tenant is unable to contact Landlord or Landlord’s managing agent, or Tenant succeeds in contacting Landlord or Landlord’s managing agent and Landlord fails to undertake action to correct the Emergency Situation within one (1) Business Day, then Tenant may perform the repair using a contractor skilled in the repair of the item being repaired (or if it pertains to the roof, Landlord’s roofing contractor). Upon completion of the repair, Landlord shall be required to reimburse Tenant for the actual cost of the repair. Landlord’s payment shall be due within thirty (30) days after receipt of Tenant’s bill accompanied by reasonable evidence that Tenant has paid for the repair. For the purpose of this section, an “Emergency Situation” means a condition or state of facts which if not corrected would reasonably be expected to result in immediate bodily injury or material property damage. Tenant’s self-help right under this section shall not be exercised in any manner that would violate any applicable Law, invalidate any warranty of Landlord, damage the premises of any other tenant of the Complex, or breach of the peace.

(ii) By Tenant. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building or Project; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations performed by contractors retained by or on behalf of Tenant; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Landlord reserves the right to perform any of the foregoing maintenance or repair obligations or require that such obligations be performed by a contractor approved by Landlord in its reasonable discretion, all at Tenant’s expense

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provided that any charge by Landlord for any such maintenance or repairs performed by it shall be competitively priced. All work shall be performed in accordance with the rules and procedures described in Section 8(a). If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency, or if the area to be repaired is visible from the exterior of the Building), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay the commercially reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. At the expiration of this Lease, Tenant shall surrender the Premises in good condition, excepting reasonable wear and tear, casualty damage and losses required to be restored by Landlord. If Landlord elects to store any personal property of Tenant, including goods, wares, merchandise, inventory, trade fixtures and other personal property of Tenant which is left in the Premises beyond the natural expiration date or, if applicable, in excess of ten (10) days beyond the earlier termination of this Lease, same shall be stored at the sole risk of Tenant. Except to the extent same results from the negligence of Landlord, Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Complex or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant. It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention. In signing this Lease, Tenant has first inspected the Premises and certifies that it has not observed mold, mildew or moisture within the Premises. To the best of Landlord’s actual knowledge without investigation, on the date of this Lease there were no hazardous mold conditions at the Premises (subject to the statement above that mold spores are present essentially everywhere). Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Except to the extent same results from the negligence of Landlord, or Landlord’s failure to perform its maintenance obligations after applicable notice and cure periods, Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. In addition, execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its Lease obligations.

(iii) Performance of Work. All work described in this Section 8 shall be performed only by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company and INVESCO Institutional (N.A.), Inc. (“Invesco”) as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning

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such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems, at Landlord’s election, must be performed by Landlord’s usual contractor for such work or a contractor approved by Landlord in its reasonable discretion. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor or a contractor approved by Landlord in its reasonable discretion and no such work will be permitted if it would void or reduce the warranty on the roof.

(c) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either: (1) pay the amount of the lien and cause the lien to be released of record; or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall indemnify, defend and hold harmless Landlord, its property manager, Invesco, any subsidiary or affiliate of the foregoing, and their respective officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents (collectively, the “Indemnitees”) from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. The foregoing indemnity shall survive termination or expiration of this Lease.

(d) Signs. Tenant shall not place or permit to be placed any signs upon: (i) the roof of the Building; or (ii) the Common Areas; or (iii) any area visible from the exterior of the Premises without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed provided any proposed sign is placed only in

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those locations as may be reasonably designated by Landlord, and complies with the reasonable non-discriminatory sign criteria promulgated by Landlord from time to time. Upon request of Landlord, Tenant shall immediately remove any sign, advertising material or lettering which Tenant has placed or permitted to be placed upon the exterior or interior surface of any door or window or at any point inside the Premises visible from the exterior of the Premises, which in Landlord’s reasonable opinion, is of such a nature as to not be in keeping with the standards of the Building, and if Tenant fails to do so, Landlord may without liability remove the same at Tenant’s expense. Tenant shall comply with such reasonable non-discriminatory regulations as may from time to time be promulgated by Landlord governing signs, advertising material or lettering of all tenants in the Project or Complex, as applicable. The Tenant, upon vacation of the Premises, or the removal or alteration of its sign for any reason, shall be responsible for the repair, painting or replacement of the Building fascia surface or other portion of the Building where signs are attached. If Tenant fails to do so, Landlord may have the sign removed and the cost of removal plus ten percent (10%) as an administrative fee shall be payable by Tenant within ten (10) days of invoice.

During the initial Term, Tenant shall have the exclusive right to place its name on the Building and one (1) existing monument sign in front of the Building (the “Signage”). The Signage shall be installed and maintained at Tenant’s sole cost and expense throughout the Term. The rights of Tenant under this paragraph: (i) are personal to Tenant and may not be assigned to any other party (other than a Permitted Transferee, an assignee of the Lease, or a subtenant of all the Premises); and (ii) are terminable by Landlord if Tenant reduces the size of the Premises below thirty thousand (30,000) square feet, notwithstanding the consent of Landlord thereto, and if the size of the Premises is reduced to forty thousand (40,000) square feet or less, then any monument signage shall be shared with other Building tenants. If Tenant subleases a portion of the Premises, then such subtenant shall have no right to Building signage, but Tenant may share its monument signage space with such subtenant. The location, size, material and design of the Signage must comply with any recorded restrictions affecting the Building and shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for compliance with Laws. Upon the expiration or earlier termination of this Lease or the termination of Tenant’s sign rights as set forth herein, Tenant shall remove the Signage, at Tenant’s sole cost and expense, and restore the monument sign and Building to its condition immediately prior to the installation of the Signage. If Tenant fails to timely remove the Signage, then the Signage shall conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without further notice to Tenant or any other person and without obligation to account therefor. Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection therewith within thirty (30) days of Landlord’s invoice. The provisions of this paragraph shall survive the expiration or earlier termination of the Lease.

9. Use. Tenant shall continuously occupy and use the Premises only for the Permitted Use (as set forth in the Basic Lease Information) and shall comply with all Laws relating to Tenant’s specific use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to any use that would damage the Premises. Tenant, at its sole cost and expense, shall obtain and keep in effect during the term, all permits, licenses, and other authorizations necessary to permit Tenant to use and occupy the Premises for the Permitted Use in accordance

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with applicable Law. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant: (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises; and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas (subject to reimbursement as set forth in Exhibit C), other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions made by Tenant (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any purpose which creates strong, unusual, or offensive odors, fumes, dust or vapors; which emits noise or sounds that are objectionable due to intermittence, beat, frequency, shrillness, or loudness; which is associated with indecent or pornographic matters; or which involves political or moral issues (such as abortion issues). Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building. Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises or the Building. If any invalidation of coverage or increase in the rate of fire insurance or other insurance occurs or is threatened by any insurance company due to activity conducted from the Premises, or any act or omission by Tenant, or its agents, employees, representatives, or contractors, such statement or threat shall be conclusive evidence that the increase in such rate is due to such act of Tenant or the contents or equipment in or about the Premises, and, as a result thereof, Tenant shall be liable for such increase and shall be considered Additional Rent payable with the next monthly installment of Base Rent due under this Lease. In no event shall Tenant introduce or permit to be kept on the Premises or brought into the Building any dangerous, noxious, radioactive or explosive substance.

10. Assignment and Subletting.

(a) Transfers. Except as expressly set forth below, Tenant shall not, without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed: (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization; (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant; (4) sublet any portion of the Premises; (5) grant any license, concession, or other right of occupancy of any portion of the Premises; or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10(a)(1) through Section 10(a)(6) being a “Transfer”). Notwithstanding the foregoing, a collateral assignment of the Lease to a third party lender for financial purposes shall not be deemed a Transfer, but such lender shall be subject to the consent provisions of this Lease in the event of any foreclosure of any security interest in the Lease.

(b) Consent Standards. Landlord shall not unreasonably withhold or delay its consent to any assignment or subletting of the Premises, provided that Tenant is not then in default under the Lease before any applicable notice and cure period and the proposed transferee: (1) is creditworthy; (2) has a good reputation in the business community; (3) will use the

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Premises for the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project or Complex, as applicable; (4) will not use the Premises, Project or Complex in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Project or Complex; (5) is not a governmental entity, or subdivision or agency thereof; (6) is not another occupant of the Building or Complex, as applicable (provided that Landlord has space available in the Complex that meets the needs of such occupant); and (7) is not a person or entity with whom Landlord is then negotiating to lease space in the Building or Complex, as applicable, or any Affiliate of any such person or entity (and Landlord agrees upon Tenant’s request to provide a list of such negotiating persons or entities, or if Landlord elects to not provide such a list then consent may not be denied based on Tenant’s proposed transfer to such persons or entities under this subsection (7)); otherwise, Landlord may withhold its consent in its sole discretion.

(c) Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least thirty (30) days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed pertinent documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500.00 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees not to exceed $2,500.00 incurred in connection with considering any request for consent to a Transfer.

(d) Conditions to Consent. If Landlord consents to a proposed assignment of this Lease, then the proposed assignee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder. In the event the Landlord consents to a proposed sublease, the subject sublessee shall deliver to Landlord a written agreement acknowledging that its sublease is subject and subordinate in all respects to the terms and conditions of this Lease. No Transfer shall release Tenant from its obligations under this Lease. Furthermore, in the event of an assignment of this Lease, Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not be deemed consent to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at

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its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease.

(f) Cancellation. Landlord may, within fifteen (15) days after submission of Tenant’s written request for Landlord’s consent to an assignment of the Lease or a subletting of the entire Premises for the remainder of the Lease Term, cancel this Lease as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease, Tenant shall pay to Landlord all Rent accrued through the cancellation date. Thereafter, Landlord may lease the Premises or any portion thereof to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the foregoing, in the event Landlord so elects to provide such a termination notice within said fifteen (15) day period, then, Tenant shall have the right to render such cancellation notice null and void by providing Landlord notice of its election to withdraw such subletting/assignment request within ten (10) days of its receipt of Landlord’s notice of cancellation.

(g) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of all compensation received by Tenant for a Transfer over the Rent allocable to the portion of the Premises covered thereby, after deducting the following costs and expenses for such Transfer (which costs will be amortized over the term of the sublease or assignment pursuant to sound accounting principles and deducted monthly from such excess): (1) brokerage commissions and reasonable attorneys’ fees; (2) advertising for subtenants or assignees; (3) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (4) the costs of any inducements or concessions given to the subtenant or assignee.

(h) Permitted Transfers. Notwithstanding Section 10(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than Fifteen Million Dollars ($15,000,000); or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than Fifteen Million Dollars ($15,000,000).

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Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other exclusive use agreements affecting the Premises, the Building or the Complex, Landlord or other tenants of the Complex. No later than ten (10) Business Days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

11. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant’s Insurance. Effective as of the earlier of: (1) the date Tenant enters or occupies any portion of the Premises; or (2) the Initial Premises Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of $3,000,000 per occurrence or, following the expiration of the Initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company and Invesco against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment with an additional insured endorsement in form CG 20 26 11 85 or equivalent; (B)Automobile Liability covering any owned, non-owned, leased, rented or borrowed vehicles of Tenant with limits no less than $3,000,000 combined single limit for property damage and bodily injury; (C) All Risk Property insurance covering the full value of all Alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee (as defined in Section 12(a)) as additional loss payees as their interests may appear; (D) All Risk Property insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment) it being understood that no lack or inadequacy of

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insurance by Tenant shall in any event make Landlord subject to any claim by virtue of any theft of or loss or damage to any uninsured or inadequately insured property; (E) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy); (F) worker’s compensation insurance in amounts not less than statutorily required, and Employers’ Liability insurance with limits of not less than Three Million Dollars ($3,000,000); (G) business interruption insurance in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against under Section 11(a)(2)(C) or attributable to the prevention of access to the Building or Premises; (H) in the event Tenant performs any alterations or repairs in, on, or to the Premises, to the extent not covered by the All Risk Property insurance required under Section 11(a)(2)(D) hereinabove, Builder’s Risk Insurance on an All Risk basis (including collapse) on a completed value (non-reporting) form, or by endorsement including such coverage pursuant to Section 11(a)(2)(C) hereinabove, for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises; and (I) such other insurance or any changes or endorsements to the insurance required herein, including increased limits of coverage, as Landlord, or any mortgagee or lessor of Landlord, may reasonably require from time to time, but only in the event and to the extent such coverages are commonly required by like landlords of similar properties and coverage is commercially available in the insurance industry. Tenant’s insurance shall provide primary coverage to Landlord and shall not require contribution by any insurance maintained by Landlord, when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance, with an additional insured endorsement in form CG 20 26 11 85 or equivalent, and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten (10) days prior to the earlier of the Initial Premises Commencement Date or the date Tenant enters or occupies any portion of the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation of any such insurance policies. All such insurance policies shall be in form, and issued by companies with a Best’s rating of A:VII or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, and such failure continues for a period of two (2) Business Days following the date of written notice thereof from Landlord to Tenant, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of ten percent (10%) of such cost. It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Tenant for its acts or omissions as provided in this Lease. All of Tenant’s insurance policies may contain commercially reasonable deductibles and self-insured retentions.

(b) Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses; and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary in its

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commercially reasonable discretion. Tenant shall pay its Proportionate Share of the cost of all commercially reasonable insurance carried by Landlord with respect to the Project or Complex, as applicable, as set forth on Exhibit C. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c) No Subrogation. LANDLORD AND TENANT EACH WAIVES ANY CLAIM IT MIGHT HAVE AGAINST THE OTHER FOR ANY DAMAGE TO OR THEFT, DESTRUCTION, LOSS, OR LOSS OF USE OF ANY PROPERTY, TO THE EXTENT THE SAME IS INSURED AGAINST UNDER ANY INSURANCE POLICY THAT COVERS THE BUILDING, THE PREMISES, LANDLORD’S OR TENANT’S FIXTURES, PERSONAL PROPERTY, LEASEHOLD IMPROVEMENTS, OR BUSINESS, OR IS REQUIRED TO BE INSURED AGAINST UNDER THE TERMS HEREOF, REGARDLESS OF WHETHER THE NEGLIGENCE OF THE OTHER PARTY CAUSED SUCH LOSS (DEFINED BELOW). LANDLORD AND TENANT EACH HEREBY WAIVE ANY RIGHT OF SUBROGATION AND RIGHT OF RECOVERY OR CAUSE OF ACTION FOR INJURY INCLUDING DEATH OR DISEASE TO RESPECTIVE EMPLOYEES OF EITHER AS COVERED BY WORKER’S COMPENSATION (OR WHICH WOULD HAVE BEEN COVERED IF TENANT OR LANDLORD AS THE CASE MAY BE, WAS CARRYING THE INSURANCE AS REQUIRED BY THIS LEASE). EACH PARTY SHALL CAUSE ITS INSURANCE CARRIER TO ENDORSE ALL APPLICABLE POLICIES WAIVING THE CARRIER’S RIGHTS OF RECOVERY UNDER SUBROGATION OR OTHERWISE AGAINST THE OTHER PARTY.

(d) Indemnity. Intentionally deleted.

12. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Notwithstanding the foregoing, the subordination of this Lease to future Mortgages shall be subject to Tenant’s receipt of a non-disturbance agreement reasonably acceptable to Tenant which provides in substance that so long as Tenant is not in default under the Lease past applicable cure periods, its use and occupancy of the Premises shall not be disturbed notwithstanding any default of Landlord under such Mortgage. Any Landlord’s Mortgagee may elect at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or

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Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations (except the self-help repairs described in Section 8(b)) not to exceed sixty (60) days after the expiration of any applicable Landlord cure period hereunder.

(d) Landlord’s Mortgagee’s Protection Provisions . If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord) excepting those of a continuing or ongoing nature; (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than one (1) month in advance to any prior lessor (including Landlord) unless consented to by Landlord’s Mortgagee, and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event not to exceed sixty (60) days after the expiration of Landlord’s cure period. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan. Landlord hereby confirms that as of the date of this Lease, there is no mortgage encumbering the Project.

13. Rules and Regulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit E. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities,

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provided that such changes are applicable to all tenants of the Building, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14. Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b) Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. In addition, Tenant may terminate the Lease by written notice given within thirty (30) days of the Taking if: (i) the portion of the Parking Area remaining following such Taking plus any additional parking area provided by Landlord from adjacent properties shall be less than eighty percent (80%) of the Parking Area immediately prior to the Taking; or (ii) all access points to the Premises from public roadways are taken, unless a reasonable alternate access point to a public roadway is provided by Landlord. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any material portion of the proceeds arising from a material Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. With respect to the foregoing, Landlord acknowledges and agrees that its right to terminate Tenant’s lease as a result of a Partial Taking allowed for in this subsection (c) shall be subject to the Landlord likewise terminating all other leases within the Building which it has a right to terminate as a result of such Partial Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b).

(d) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

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15. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall use good faith efforts to deliver to Tenant within sixty (60) days after such Casualty a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b) Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the occurrence of such Casualty event (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and: (1) Landlord and an independent third party contractor estimates that the damage to the Premises cannot be repaired within the Repair Period; (2) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last year of the Term; (3) regardless of the extent of damage to the Premises (provided the estimated costs to repair the damages is $500,000.00 or more), Landlord makes a good faith determination that restoring the Building would be uneconomical; or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. With respect to the foregoing, Landlord acknowledges and agrees that its right to terminate Tenant’s lease as a result of the matters set forth in this subsection (c) shall be subject to the Landlord likewise terminating all other leases within the Building which it has a right to terminate as a result of such matters.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall only be required to repair or replace: (i) the initial Work as described in Exhibit D; and (ii) any subsequent Alterations or betterments within the Premises to the extent insurance proceeds from Tenant’s insurance described in Section 11(a)(2)(C) are provided to Landlord, and Landlord shall not be required to repair or replace any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building. Notwithstanding the foregoing, Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question (plus the insurance deductible for such loss). If proceeds (plus any deductible) are inadequate to rebuild the Premises to substantially the same condition as they existed immediately before such Casualty (subject to the limitation set forth in (ii) above), and Landlord elects to not fund the necessary amounts to make up the difference, then Landlord shall provide written notice of such inadequacy to Tenant within ninety (90) days of the Casualty, and Tenant shall have the right to terminate the Lease upon written notice delivered to Landlord within ten (10) days following

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receipt of such notice. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all Alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

(e) Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be). Notwithstanding the foregoing, in the event a Tenant Party caused such damage, an abatement shall occur only to the extent Landlord is entitled to receive rental interruption insurance proceeds covering such abated amounts.

16. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder.

17. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five (5) calendar days after Tenant’s receipt of Landlord’s written notice that the same is due; provided, however, Landlord shall not be obligated to provide written notice of monetary default more than two (2) times in any calendar year, and each subsequent monetary default shall be an Event of Default if not received within five (5) days after the same is due.

(b) Abandonment. Tenant abandons the Premises or any substantial portion thereof, abandonment being defined as Tenant’s vacation of the Premises and failure to meet one (1) or more lease obligations;

(c) Estoppel/Financial Statement/Commencement Date Letter. Tenant fails to provide: (i) any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(e); (ii) any financial statement after Landlord’s written request therefor pursuant to Section 26(q); or (iii) the Confirmation of Commencement Date in the form of Exhibit F as required by Section 3, and any such failure shall continue for five (5) calendar days after Landlord’s second (2nd) written notice thereof to Tenant;

(d) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a) and such failure

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continues for a period of two (2) Business Days following the date of Landlord’s notice to Tenant thereof;

(e) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against any portion of the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(c);

(f) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of thirty (30) calendar days or more after Landlord has delivered to Tenant written notice thereof; provided, however, if such default is of the type which cannot reasonably be cured within thirty (30) days, then Tenant shall have such longer time as is reasonably necessary provided Tenant commences to cure within ten (10) days after receipt of written notice from Landlord and diligently prosecutes such cure to completion within sixty (60) days of such notice; and

(g) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17(g), any guarantor of Tenant’s obligations hereunder): (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within sixty (60) calendar days after the filing thereof.

18. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of: (1) all Rent accrued hereunder through the date of termination; (2) all amounts due under Section 19(a); and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the Prime Rate (“Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Premises is located as such bank’s prime or base rate) minus one percent (1%), minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord: (1) all Rent and other amounts accrued hereunder to the date of termination of possession; (2) all amounts due from time to time under Section 19(a); and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises

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during such period, after deducting all commercially reasonable costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 18(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use commercially reasonable efforts to relet the Premises on such terms as Landlord in its reasonable discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to expend funds in connection with reletting the Premises, nor to relet the Premises before leasing other portions of the Building or Complex, as applicable, and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises after utilizing such commercially reasonable efforts to relet or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18(b). If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a);

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate; or

(d) Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all commercially reasonable costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (1) obtaining possession of the Premises; (2) removing and storing Tenant’s or any other occupant’s property; (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant; (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting); (5) performing Tenant’s obligations which Tenant failed to perform; and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	24

out of the Event of Default. To the full extent permitted by Law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by either party hereof of any violation or breach of any of the terms contained herein shall waive such party’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Except as otherwise expressly set forth herein, any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies the parties hereto may have at law or in equity; (2) shall be cumulative; and (3) may be pursued successively or concurrently as such party may elect. The exercise of any remedy by either party shall not be deemed an election of remedies or preclude such party from exercising any other remedies in the future.

20. Landlord’s Lien. Landlord acknowledges and agrees that Tenant shall have the right, at any time, to encumber all or any portion of its interest in and to any furniture, trade fixtures, equipment or other personalty located in the Premises with a lien to secure financing, and Landlord agrees to execute Landlord’s standard form lien waiver in connection with such financing.

21. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage, as to which Section 14 and Section 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, at Landlord’s option, Tenant shall (not later than ten (10) days after the expiration or earlier termination of the Lease) remove such alterations, additions (including stairs and bank vaults), improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request. Tenant shall repair all damage caused by such removal. Notwithstanding the foregoing, Tenant shall only be required to remove cabling or wiring installed to serve the Premises if Tenant does not remove the existing cabling and wiring which is located in the Premises on the date of the Lease. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	25

by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant’s cost without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted under Section 20. The provisions of this Section 21 shall survive the expiration or earlier termination of the Lease.

22. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over: (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred fifty percent (150%) of Tenant’s then-current Base Rent rate; and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, if Tenant holds over with Landlord’s express written consent, then Tenant shall be a month-to-month tenant and Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Term.

23. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:

(a) Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project or Complex, as applicable, or any part thereof; to enter upon the Premises (after giving Tenant at least twenty-four (24) hours notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building. Furthermore, notwithstanding any other provision contained herein to the contrary, Landlord shall use commercially reasonable efforts to not disturb the normal conduct of Tenant’s business in connection with any entry onto the Premises, and Landlord acknowledges and agrees that all entries into the Premises, whether addressed in this Section 23(a) or elsewhere in this Lease, shall be subject to the notice requirements as set forth in this Section 23(a);

(b) Security. To take such reasonable security measures as Landlord deems advisable (provided, however, that any such security measures are for Landlord’s own protection, and Tenant acknowledges that Landlord is not a guarantor of the security or safety of any Tenant Party and that such security matters are the responsibility of Tenant); including evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	26

access to the Building; and closing the Building after Normal Business Hours and on Sundays and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after Normal Business Hours under such reasonable regulations as Landlord may prescribe from time to time;

(c) Repairs and Maintenance. To enter the Premises at all reasonable hours to perform Landlord’s repair and maintenance obligations and rights under the Lease; and

(d) Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders; and

(e) Prospective Tenants. At any time during the last twelve (12) months of the Term or at any time following the occurrence of an Event of Default until such Event of Default is cured, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

24. Substitution Space. [Intentionally deleted]

25. Hazardous Materials.

(a) During the term of this Lease, Tenant shall comply with all Environmental Laws (as defined in Section 25(i) below) applicable to the operation or use of the Premises, will cause all other persons occupying or using the Premises to comply with all such Environmental Laws, will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance.

(b) Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials (as defined in Section 25(i) hereof) on the Premises, or the Complex, or transport or permit the transportation of Hazardous Materials to or from the Premises or the Complex except for limited quantities of household cleaning products and office supplies used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and in compliance with all applicable Environmental Laws.

(c) At any time and from time to time during the term of this Lease, Landlord may perform an environmental site assessment report concerning the Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials caused or permitted by Tenant and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Premises. Tenant shall grant and hereby grants to Landlord and its agents access to the Premises and specifically grants Landlord an irrevocable non-exclusive license to undertake such an assessment. If such assessment report indicates the presence of Hazardous Materials caused or permitted by Tenant, then such report shall be at Tenant’s sole cost and expense.

(d) Tenant will immediately advise Landlord in writing of any of the following upon Tenant’s becoming aware of same: (1) any pending or threatened Environmental Claim (as defined in Section 25(i) below) against Tenant relating to the Premises or the Complex; (2) any condition or occurrence on the Premises or the Complex that (a) results in

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	27

noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Premises; (3) any condition or occurrence on the Premises or any property adjoining the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises or the Complex. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

(e) To the best of Landlord’s actual knowledge, as of the date of the Lease there are no Hazardous Materials contamination of the Building or Complex in violation of any Environmental Laws. As used in this Lease, the term “Landlord’s actual knowledge” means the actual knowledge without inquiry or investigation of Terrell Boiko, the asset manager having responsibility for the management of the Complex.

(f) Tenant agrees to indemnify, defend and hold harmless the Indemnitees from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Complex which is caused or permitted by Tenant or a Tenant Party and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises (the “Hazardous Materials Indemnified Matters”). The foregoing indemnity shall not include any Hazardous Materials that were located at the Premises or the Project on the Commencement Date, nor any Hazardous Materials placed on the Premises or Project by Landlord, its employees, agents, or contractors. The provisions of this Section 25 shall survive the expiration or sooner termination of this Lease.

(g) To the extent that the undertaking in the preceding paragraph may be unenforceable because it is violative of any law or public policy, Tenant will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Hazardous Materials Indemnified Matters incurred by the Indemnitees.

(h) All sums paid and costs incurred by Landlord with respect to any Hazardous Materials Indemnified Matter shall bear interest at the Default Rate from the date so paid or incurred until reimbursed by Tenant, and all such sums and costs shall be immediately due and payable on demand.

(i) “Hazardous Materials” means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	28

“hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority; (b) “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and (c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

26. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord’s obligations hereunder in writing.

(b) Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building or Complex shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. Additionally, to the extent allowed by Law, Tenant hereby waives any statutory lien it may have against Landlord or its assets, including without limitation, the Building.

(c) Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	29

computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than as set forth in the Basic Lease Information (the “Brokers”). Tenant shall indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant other than the Brokers. Landlord shall compensate Landlord’s broker pursuant to a separate written agreement between such parties. Landlord’s broker shall compensate Tenant’s broker pursuant to a separate written agreement between such parties. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

(e) Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Building, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit G. Likewise, Landlord agrees that upon written request by Tenant, but not more than once in any twelve-month period, Landlord shall deliver to Tenant an estoppel certificate covering such matters with respect to the Lease as are reasonably requested by Tenant or any lender to Tenant.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be: (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information; (2) hand delivered to the intended addressee; (3) sent by a nationally recognized overnight courier service; or (4) sent by facsimile transmission during Normal Business Hours followed by a copy of such notice sent in another manner permitted hereunder. All notices shall be effective upon the earlier to occur of actual receipt, one (1) Business Day following deposit with a nationally recognized overnight courier service, or three (3) days following deposit in the United States mail. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	30

Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(n) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(o) Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power of attorney is coupled with an interest and is non-revocable during the Term.

(p) Joint and Several Liability. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	31

payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(q) Financial Reports. Within thirty (30) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except: (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building (provided that any prospective purchasers must sign a confidentiality agreement reasonably acceptable to Tenant prior to viewing any financial reports provided by Tenant); (2) in litigation between Landlord and Tenant; and (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26(q) more than once in any twelve (12) month period.

(r) Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(s) Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be required to comply with the reasonable rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	32

(t) Representations and Warranties.

(i) Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(ii) Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (A) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (D) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (E) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (F) a person or entity who is affiliated with a person or entity listed in items (A) through (E), above.

(iii) At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 26(t).

(u) Confidentiality. Intentionally deleted.

(v) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so.

(w) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -	Outline of Premises
Exhibit B -	Description of the Land
Exhibit C -	Additional Rent, Taxes and Insurance

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	33

Exhibit D -	Tenant Finish-Work
Exhibit E -	Building Rules and Regulations
Exhibit F -	Form of Confirmation of Commencement Date Letter
Exhibit G -	Form of Tenant Estoppel Certificate
Exhibit H -	Parking Agreement
Exhibit I -	Renewal Option
Exhibit J -	Right of First Refusal
Exhibit J-1 -	Offer Space
Exhibit K -	Termination Option
Exhibit L -	Rooftop Rights
Exhibit M -	Form of Letter of Credit
Exhibit N -	Janitorial Specifications
Exhibit O -	UPS/Generator
Exhibit P -	Restrictions on Building

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

[Signature page follows]

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	34

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:

CENTREPORT TRINITY, LTD., a Texas limited partnership

	By:	CARDINAL CENTREPORT, LLC, a Texas limited liability company, its General Partner

		By:	INVESCO, INC., a Delaware corporation its Manager

			By:	INVESCO REAL ESTATE DIVISION

				By:	/s/ Kevin Johnson
				Name:	Kevin Johnson
				Title:	Vice President

TENANT:	RADIANT SYSTEMS, INC., a Georgia corporation

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Chief Financial Officer

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	Signature Page

EXHIBIT A

OUTLINE OF PREMISES

Hendrick
A
B
C
D
RADIANT SYSTEMS, INC.
Floor: 1
TEST FIT 3

WORKSPACE SUMMARY

DESCRIPTION	INITIAL CONSTRUCTION	FUTURE CONSTRUCTION	TOTAL
EXEC. OFFICE 15x20	6	0	[illegible]
OFFICE/CONFERENCE ROOMS	15	0	[illegible]
CONF. ROOM - MEDIUM	3	0	3
CONF. ROOM - LARGE (incl. Product Rm.)	2	0	2
EXECUTIVE CONFERENCE	1	0	1
WORKSTATIONS-6X8	256	104	360
PRINTER AREAS	16	1	17
FILE STORAGE	3	0	3
TRAINING ROOMS	2	0	2
[illegible]	2	0	2

LEGEND

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	A-1

EXHIBIT B

DESCRIPTION OF THE LAND

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	B-1

EXHIBIT C

ADDITIONAL RENT, TAXES, AND INSURANCE

1. Additional Rent. Tenant shall pay to Landlord the amount (per each rentable square foot in the Premises) (“Additional Rent”) by which the annual Operating Costs (defined below) per rentable square foot in the Building or Complex, as applicable, for each year of the Term exceed the annual Operating Costs per rentable square foot in the Building or Complex, as applicable, for calendar year 2006 (the “Base Year”). Notwithstanding the foregoing, for purposes of calculating the amount payable by Tenant under this Section 1, Operating Costs (with the exception of Uncontrollable Expenses (defined below)) per rentable square foot in the Building or Complex, as applicable, shall not exceed for any calendar year during the Term of this Lease, other than the first calendar year, the amount of Operating Costs per rentable square foot in the Building or Complex, as applicable, for the preceding calendar year plus six percent (6%). The term “Uncontrollable Expenses” means expenses relating to the cost of utilities, insurance, real estate taxes and other uncontrollable expenses (such as, but not limited to, increases in the minimum wage which may affect the cost of service contracts). Landlord may make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term after the Base Year, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Base Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year. Operating Costs for the Base Year, for the purpose of comparisons of the Base Year with subsequent years only, shall be calculated so as to not include any of the following to the extent such components are not also included in the comparison year: market-wide labor-rate increases due to extraordinary circumstances, including boycotts and strikes; utility rate increases due to extraordinary circumstances, including conservation surcharges, boycotts, embargos or other shortages; or amortized costs relating to capital improvements (the foregoing items being collectively referred to as the “Extraordinary Operating Costs”). However, to the extent any such Extraordinary Operating Costs are also included in the comparison year, then, for the purposes of comparison to the Base Year, such Extraordinary Operating Costs shall also be included in the Base Year. Tenant shall not be obligated to pay the Additional Rent, Taxes or Insurance obligations set forth in this Exhibit C relating to the Must Take Space until the Must Take Space Commencement Date.

2. Operating Costs. The term “Operating Costs” shall mean all reasonable and customary expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project or Complex, as applicable, determined in accordance with sound accounting principles consistently applied, including the following costs: (a) wages and salaries of all on-site employees at the level of Property Manager or below engaged in the management, operation, maintenance, repair or

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security of the Project or Complex, as applicable (together with Landlord’s reasonable allocation of expenses of off-site employees who perform a portion of their services in connection with the operation, maintenance or security of the Project or Complex, as applicable), including taxes, insurance and benefits relating thereto; (b) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project or Complex, as applicable; (c) costs for improvements made to the Project or Complex, as applicable which, although capital in nature, are (i) expected to reduce the normal Operating Costs (including all utility costs) of the Project or Complex, as applicable, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as (ii) capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion, as well as (iii) capital improvements made to improve the health and safety of the Building and its occupants, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (d) cost of all utilities; (e) repairs, replacements, and general maintenance of the Project or Complex, as applicable; (f) fair market rental and other costs with respect to the management office for the Building or Complex, if any; and (g) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, or security of the Project or Complex, as applicable. If the Building is part of a Complex, Operating Costs may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord.

Operating Costs shall not include costs for:

(1) Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

(3) Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

(4) Except as expressly provided above, depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(7) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

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(8) Payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

(9) Attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants.

(10) Landlord’s cost of electricity and other services that are sold to tenants and for which Landlord is entitled to be reimbursed by tenants as an additional charge or rental over and above the basic rent payable under the lease with such tenant (except, to the extent applicable, for tenants’ pro rata share of electricity for the Premises paid as part of Operating Costs).

(11) Expenses in connection with services or other benefits of a type which are not available to Tenant but which are provided to another tenant or occupant.

(12) Costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease.

(13) Any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority.

(14) Costs incurred in the removal of asbestos or other substances considered to be detrimental to the health or the environment of occupants of the Building, except for costs incurred by Landlord to comply with any laws which are enacted after the effective date of this Lease.

(15) Costs associated with compliance with provisions of general building codes, which provisions were enacted prior to Tenant’s occupancy, whether such work is performed before or after the effective date of this Lease.

(16) Any management fees or asset management fees to the extent they exceed comparable fees in comparable buildings in the area.

(17) Costs and expenses attributable to the correction of any construction defects in the initial construction of the Building or the construction of any additions to the Building.

(18) Landlord’s general overhead except as it directly relates to the operation, management, maintenance, repair and security of the Building.

(19) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord unless any income generated from such concessions is used to reduce Operating Expenses.

(20) Costs and expenses associated with the removal or encapsulation of asbestos or other hazardous or toxic substances.

(21) Any costs representing any amount paid for services and materials (including overhead and profit increments) to a related person, firm, or entity to the extent such amount

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exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person, firm or corporation.

(22) Taxes and Insurance which are paid separately pursuant to Section 3 and 4, below.

3. Taxes. Tenant shall also pay Tenant’s Proportionate Share of any increase in Taxes for each year and partial year falling within the Term over the Taxes for the Base Year. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” shall mean taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project or Complex, as applicable (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project or Complex, as applicable, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the commercially reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, to the extent allowed by Law, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project and Complex, and all rights to receive notices of reappraisement.

4. Insurance. Tenant shall also pay Tenant’s Proportionate Share of any increases in Insurance for each year and partial year falling within the Term over the Insurance for the Base Year. Tenant shall pay Tenant’s Proportionate Share of Insurance in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Insurance” shall mean property, liability and other insurance coverages carried by Landlord in its commercially reasonable discretion, including without limitation deductibles and risk retention programs and an allocation of a portion of the cost of blanket insurance policies maintained by Landlord and/or its affiliates.

5. Operating Costs and Tax and Insurance Statement. By May 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, adjusted as provided in Section 6 of this Exhibit, and of the Taxes and Insurance for the previous year (the “Operating Costs, Tax and Insurance Statement”). If Tenant’s estimated payments of Operating Costs or Taxes or Insurance under this Exhibit C for the year covered by the Operating Costs, Tax and Insurance Statement exceed Tenant’s share of such items as indicated in the Operating Costs, Tax and Insurance Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs, Taxes or Insurance under this Exhibit C for such year are less than Tenant’s share of such items as indicated in the Operating Costs, Tax and Insurance Statement, then Tenant shall promptly pay Landlord such deficiency, notwithstanding that the

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Term has expired and Tenant has vacated the Premises. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining charges, amounts and additional rent payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE.

Within one-hundred twenty (120) days (the “Audit Election Period”) after Landlord furnishes to Tenant the Operating Costs, Tax and Insurance Statement for any calendar year, Tenant may, at its expense during Landlord’s normal business hours, elect to audit Landlord’s Operating Costs, Taxes and Insurance for such calendar year only, subject to the following conditions: (1) there is no uncured Event of Default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized regional or national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (5) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit. Tenant shall deliver a copy of such audit to Landlord within five (5) business days of receipt by Tenant. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Operating Costs, Taxes and Insurance. After verification, Landlord shall credit any overpayment determined by the audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the audit report within thirty (30) days of determination. The foregoing obligations shall survive the expiration or earlier termination of the Lease. If Tenant does not give written notice of its election to audit during the Audit Election Period, Landlord’s Operating Costs, Taxes and Insurance for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same except as otherwise expressly provided for below. If the audit proves that Landlord’s calculation of Operating Costs, Taxes and Insurance for the calendar year under inspection was overstated by more than five percent (5%) in the aggregate, then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor.

6. Gross-Up. With respect to any calendar year or partial calendar year (including, but not limited to the Base Year) in which the Building or Complex, as applicable, is not occupied to the extent of 100% of the rentable area thereof, or Landlord is not supplying services to 100% of the rentable area thereof, the Operating for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building or Complex, as applicable, been occupied to the extent of 100% of the rentable area thereof and Landlord had been supplying services to 100% of the rentable area thereof.

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EXHIBIT D

TENANT FINISH-WORK: ALLOWANCE

(Landlord Performs the Work)

1. Acceptance of Premises. Except for the Landlord Work (hereinafter defined) and the performance of the Work described in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into.

2. Space Plans.

(a) Preparation and Delivery. Tenant shall meet with a design consultant selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld (the “Architect”) to discuss the nature and extent of all improvements that Tenant proposes to install in the Premises and, at such meeting, provide the Architect with all necessary data and information needed by the Architect to prepare initial space plans therefor as required by this paragraph. On or before September 9, 2005 (the “Space Plans Delivery Deadline”), Tenant shall deliver to Landlord a space plan prepared by the Architect depicting improvements to be installed in the Premises (the “Space Plans”).

(b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted Space Plans within five (5) Business Days after Tenant’s submission thereof. Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three (3) Business Days after such notice, revise such Space Plans in accordance with Landlord’s objections and submit to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within three (3) Business Days after its receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Landlord and Tenant. If Tenant fails to timely deliver such Space Plans, then each day after the Space Plans Delivery Deadline that such Space Plans are not delivered to Landlord shall be a Tenant Delay Day (defined below). If Landlord fails to respond to a request for consent within the time periods stated above, then Landlord shall be deemed to have consented to such request if Tenant sends a second request for consent after the time periods above (which notice shall have a heading in at least 12-point type, bold and all caps “FAILURE TO RESPOND SHALL RESULT IN DEEMED APPROVAL OF A TENANT REQUEST”) and Landlord fails to respond within three (3) Business Days after receipt of such second request.

3. Working Drawings.

(a) Preparation and Delivery. Tenant shall cause to be prepared final working drawings of all improvements to be installed in the Premises (including without limitation mechanical, electrical and plumbing drawings) and deliver the same to Landlord for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned) on or before October 1, 2005 (the “Working Drawings Delivery Deadline”). Such working drawings shall be prepared by Architect (whose fee shall be included in the Total Construction Costs [defined below]).

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(b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within seven (7) Business Days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three (3) Business Days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within three (3) Business Days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to timely deliver such working drawings, then each day after the Working Drawings Delivery Deadline that such working drawings are not delivered to Landlord shall be a Tenant Delay Day (defined below). If Landlord fails to respond to a request for consent within the time periods stated above, then Landlord shall be deemed to have consented to such request if Tenant sends a second request for consent after the time periods above (which notice shall have a heading in at least 12-point type, bold and all caps “FAILURE TO RESPOND SHALL RESULT IN DEEMED APPROVAL OF A TENANT REQUEST”) and Landlord fails to respond within three (3) Business Days after receipt of such second request. If the working drawings are not fully approved (or deemed approved) by both Landlord and Tenant by October 15, 2005, then each day after such time period that such working drawings are not fully approved (or deemed approved) by both Landlord and Tenant as a result of Tenant rather than Landlord caused delays shall constitute a Tenant Delay Day.

(c) Landlord’s Approval; Performance of Work. If any of Tenant’s proposed construction work will affect the Building’s Structure or the Building’s Systems, then the working drawings pertaining thereto must be approved by Landlord’s engineer. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all Laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s Common Areas or elevator lobby areas (if any), (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the reasonable rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, “Working Drawings” shall mean the final working drawings approved by both Tenant and Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings (which additional work shall be subject to Tenant’s review and reasonable approval). Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in substantial accordance with the Working Drawings.

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4. Bidding of Work. Prior to commencing the Work, Landlord shall competitively bid the Work to four (4) contractors mutually acceptable to Tenant and Landlord, excluding Wilcox Construction. If the estimated Total Construction Costs (defined in Section 8 below) are expected to exceed the Construction Allowance (defined in Section 9 below), Tenant shall be allowed to review the submitted bids from such contractors to value engineer any of Tenant’s requested alterations. In such case, Tenant shall notify Landlord of any items in the Working Drawings that Tenant desires to change within five (5) Business Days after Landlord’s submission thereof to Tenant. If Tenant fails to notify Landlord of its election within such five (5) Business Day period, Tenant shall be deemed to have approved the bids. Within ten (10) Business Days following Landlord’s submission to Tenant of the initial construction bids under the foregoing provisions (if applicable), Tenant shall have completed all of the following items: (a) finalized with Landlord’s representative and the proposed contractor, the pricing of any requested revisions to the bids for the Work, and (b) approved in writing any overage in the Total Construction Costs in excess of the Construction Allowance, failing which each day after such ten (10) Business Day period shall constitute a Tenant Delay Day. All of the Work shall be performed under “Not to Exceed” price contracts.

5. Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (1) if such requested change would adversely affect (in the reasonable discretion of Landlord) (a) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Building’s Common Areas or elevator lobby areas (if any), or (2) if any such requested change would reasonably be expected to delay the Initial Premises Commencement Date (unless Tenant agrees such delay will be deemed Tenant Delay Days), Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Exhibit D by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

6. Definitions. As used herein, a “Tenant Delay Day” shall mean each day of delay in the performance of the Work that occurs (a) because of Tenant’s failure to timely deliver or approve any required documentation such as the Space Plans or Working Drawings, (b) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the Space Plans, Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (c) because of any change by Tenant to the Space Plans or Working Drawings, (d) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder in connection with the preparation or completion of any construction documents, such as the Space Plans, Working Drawings, or in connection with the performance of the Work, (e) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials (provided, however, in no event shall the specification by Tenant of such non-standard materials or installations constitute a cause resulting in a Tenant Delay Day unless and except under

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circumstances where Landlord advised Tenant at the time of its request of such non-standard materials or installations of the expected period of delay which may be caused thereby and provided Tenant the opportunity to withdraw its request for such non-standard materials or installations), or (f) because a Tenant Party otherwise directly delays completion of the Work. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises has been performed in substantial accordance with the Working Drawings, as reasonably determined by Landlord (other than any details of construction, mechanical adjustment or other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) and the procurement of a certificate of substantial completion from the architect which prepared the Working Drawings and the issuance of a certificate of occupancy.

7. Walk-Through; Punchlist. When Landlord considers the Work in the Premises to be Substantially Completed, Landlord will notify Tenant and within five (5) Business Days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

8. Excess Costs. The entire out of pocket cost incurred by Landlord in performing the Work (including design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, and the construction supervision fee referenced in Section 10 of this Exhibit, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Notwithstanding the foregoing, Landlord shall be solely responsible for the cost of the Space Plans not to exceed $0.08 per rentable square foot of the Premises and such amount shall not be deducted from the Construction Allowance. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord fifty percent (50%) of the amount by which Total Construction Costs exceed the Construction Allowance. Upon Substantial Completion of the Work and before Tenant occupies any portion of the Premises to conduct business therein, Tenant shall pay to Landlord an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less (1) the amount of the advance payment already made by Tenant, and (2) the amount of the Construction Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under the Lease.

9. Construction Allowance.

(a) Landlord shall provide to Tenant a construction allowance not to exceed $16.00 per rentable square foot in the Premises (the “Construction Allowance”) to be applied

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toward the Total Construction Costs, as adjusted for any changes to the Work. Except as set forth below regarding the Direct Purchase Items, the Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. The Construction Allowance shall be used for architectural and hard construction costs, which costs may include an uninterrupted power source system and generator (the “UPS”) (subject to the terms of Exhibit O and approval by Landlord of plans therefor). Upon the expiration or earlier termination of the Lease, the ownership of any portion of the UPS paid for out of the Construction Allowance shall at Landlord’s election belong to Landlord. Notwithstanding the foregoing, a portion of the Construction Allowance not to exceed: (i) $4.00 per rentable square foot in the Premises may be used to reimburse Tenant for costs of moving to the Premises and for the purchase and installation of data cabling in the Premises, as set forth below; and (ii) three percent (3%) of the Total Construction Costs may be used to pay a construction manager if Wilcox is selected as the general contractor as set forth in Section 10 below. It is anticipated that Tenant shall directly purchase the UPS (as defined above to include a generator) and the data cabling for the Premises (collectively, the “Direct Purchase Items”), the installation of which shall be coordinated by Landlord in connection with the Work, with the cost of such installation being included in the Total Construction Costs. Reimbursement of Tenant’s costs of the Direct Purchase Items and Tenant’s costs of moving (limited as set forth above) shall be made by Landlord within thirty (30) days of Landlord’s receipt of paid invoices for such items. The Construction Allowance must be used within six (6) months following the Initial Premises Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto.

(b) In addition to the Construction Allowance, Landlord shall pay an amount not to exceed $7.50 per square foot in the Premises (the “Existing Lease Allowance”) directly to Tenant’s current landlord for rental obligations under its existing lease or towards a buy-out fee under such lease. The Existing Lease Allowance shall be available to Tenant on or after July 1, 2006 and must be used by March 1, 2007 or all rights thereto shall revert to Landlord. If Tenant is relieved of their rental obligation under the existing lease prior to October 1, 2007, any unused portion of the Existing Lease Allowance shall revert to Landlord.

10. Construction Management. Landlord or its Affiliate or agent shall supervise the Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Work, the Building and the Building’s Systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to three percent (3%) of the Total Construction Costs which are included in the general contractor’s contract. Notwithstanding the foregoing, if Tenant uses Wilcox Construction (“Wilcox”) as its general contractor, the construction supervision fee shall be waived by Landlord, and Tenant may use up to three percent (3%) of the Construction Allowance to pay Tenant’s construction manager.

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11. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:

Tracy Lyne

Wilcox Real Estate

14785 Preston Road

Suite 850

Dallas, TX 75254

Telephone: 972-759-7851

Telecopy: 972-759-7951

Tenant’s Representative:

Randy Thompson

Cushman & Wakefield of Texas, Inc.

15455 Dallas Parkway, #800

Addison TX, 75001

Telephone: 972-663-9600

12. Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8(a) and 21 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

13. Landlord Work. Landlord agrees to perform the following work (the “Landlord Work”), at Landlord’s sole cost and expense, prior to or in conjunction with the Work:

•	Landlord will repair the column footings in the break room and along the West wall adjacent to the conference rooms. Assuming the wall stays in place, Landlord is responsible to repair the cracking in the perimeter drywall evident along the West and South exterior wall.

•	Landlord will rework the caulk joint between the Building and the patio.

•	Landlord shall repair any broken ceiling tiles or tiles damaged by water.

•	As part of the Building shell, Landlord will repair where necessary any window blinds and will replace any that are irreparable or are missing.

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EXHIBIT E

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking areas associated therewith, and the appurtenances thereto:

l. Sidewalks, doorways, and similar areas shall not be obstructed nor shall refuse, furniture, boxes or other items be placed therein by Tenant or its officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Building to another part of the Building. Canvassing, soliciting and peddling in the Building are prohibited.

2. Plumbing, fixtures and appliances shall be used only for purposes for which constructed, and no unsuitable material shall be placed therein. Damage resulting to any such fixtures or appliances or surrounding areas from misuse by Tenant shall be repaired at the sole cost and expense of Tenant, and Landlord shall not in any case be responsible therefor.

3. No signs, directories, posters, advertisements, or notices shall be painted or affixed on or to any windows or doors, or in corridors or other parts of the Building, except in such color, size and style, and in such places as shall be first approved in writing by Landlord. Landlord shall have the right to remove all unapproved signs without notice to Tenant, at the expense of Tenant.

4. Tenant shall not do, or permit anything to be done in or about the Building, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein or otherwise increase the possibility of fire or other casualty.

5. Landlord shall have the power to prescribe the weight and position of heavy equipment or objects which may overstress any portion of the floor. All damage done to the Building by the improper placing of such heavy items will be repaired at the sole expense of Tenant.

6. Tenant shall notify the Landlord when safes or other heavy equipment are to be taken in or out of the Building, and the moving shall be done after written permission is obtained from Landlord on such conditions as Landlord shall require. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any bulky materials, merchandise or materials shall be restricted to such hours as Landlord shall designate. All such movement shall be under the supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance. Such prearrangement initiated by Tenant will include determination by Landlord, and subject to its decision and control, as to the time, method and routing of movement and as to limitations for safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk as to damage to articles moved and injury to person or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord and other tenants if damaged or injured as a result of acts in connection with carrying out this service for Tenant from the time of entering the property to completion of work; and Landlord shall not be

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	E-1

liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for Tenant.

7. All deliveries must be made during normal working hours. Tenant shall make advance arrangements with Landlord to schedule move-ins or move-outs.

8. Tenant shall cooperate with Landlord’s employees in keeping the Premises neat and clean.

9. Tenant shall not cause or permit any improper noises in the Building, or allow any unpleasant odors to emanate from the Premises, or otherwise interfere, injure or unreasonably annoy in any way other tenants, or persons having business with them. Landlord shall have the right to prohibit smoking by tenants, their guests and employees within the Building and/or the Project, and to designate areas within the Building and/or Project as smoking areas, and Tenant agrees to cause all of its employees, guests and invitees to comply with Landlord’s requirements in this regard.

10. No animals or birds shall be brought into or kept in or about the Building other than seeing eye dogs.

11. No machinery of any kind, other than ordinary office machines and standard office kitchen equipment (i.e. microwaves and coffee machines) shall be operated in, on or about the Premises without the prior written consent of Landlord, nor shall Tenant use or keep in the Building any inflammable; or explosive fluid or substance (including inflammable Christmas trees and ornaments), or any illuminating materials. No space heaters or fans shall be operated in the Building.

12. No bicycles, motorcycles or similar vehicles will be allowed in the Building.

13. Except for hanging artwork, no nails, hooks, or screws shall be driven into or inserted in any load bearing walls or structural elements of the Building, except as approved by Building maintenance personnel.

14. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

15. Except for Tenant’s employees and customers for on-site consumption, no other food and/or beverages shall be distributed from Tenant’s office without the prior written approval of the Landlord.

16. No additional locks shall be placed upon any doors without the prior written consent of Landlord. All necessary keys shall be furnished by Landlord, and the same shall be surrendered upon termination of this Lease, and Tenant shall then give Landlord or his agent an explanation of the combination of all locks on the doors or vaults. Tenant shall initially be given two (2) keys to the Premises by Landlord.

17. Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels so as to prevent operating personnel from routine or emergency access. Cost of

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	E-2

moving such furnishings for Landlord’s access will be paid by Tenant. The lighting will remain the exclusive charge of the Building designated personnel.

18. Tenant shall comply with such reasonable non-discriminating parking rules and regulations as may be posted and distributed from time to time.

19. No portion of the Building shall be used for the purpose of lodging rooms.

20. Prior written approval, which shall be at Landlord’s sole discretion, must be obtained for installation of window shades, blinds, drapes, or any other window treatment of any kind whatsoever, except that Landlord will provide Building Standard window coverings for all suites in accordance with the Work Letter. Landlord will control all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting, at Tenant’s expense.

21. With respect to work being performed by Tenant in the Premises with the approval of Landlord, Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service to them to Landlord for Landlord’s reasonable supervision, approval and control before the performance of any contractual services. This provision shall apply to work performed in the Building including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and any all installation of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building. All work in or on the Building shall comply with any and all codes.

22. Should Tenant require telegraphic, telephonic, annunciator or other communication service, Landlord will direct the electrician in writing where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall direct. At Landlord’s option Tenant shall remove all such wires and cables at the expiration of the Lease Term at Tenant’s sole cost and expense. Notwithstanding the foregoing, Tenant shall only be required to remove cabling or wiring installed to serve the Premises if Tenant does not remove the existing cabling and wiring which is located in the Premises on the date of the Lease. Electric current shall not be used for power in excess of standard office use or heating without Landlord’s prior written permission, such permission not to be unreasonably withheld. Landlord shall have the reasonable discretion as to which communication company or companies are permitted to enter the Building and service tenants in the Building.

23. Landlord will not be responsible for money, jewelry or other personal property lost or stolen in or from the Premises or public areas regardless of whether such loss or theft occurs when the area is locked against entry or not.

24. Subject to the terms of the Lease, Landlord reserves the right to close or limit access to the Building after Normal Business Hours, during emergencies, and at such other times as Landlord may deem appropriate in connection with the making of repairs to, operation or management of the Building.

25. Landlord reserves the right to rescind any of these rules, to grant variances with respect to these rules for any tenant as Landlord may deem appropriate with no requirement that

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	E-3

Landlord grant such a variance for Tenant or any other tenant so long as such variance does not interfere with Tenant’s quiet enjoyment of the Premises, and to make such other and further reasonable non-discriminatory rules and regulations as in its reasonable judgment shall from time to time be needed for the operation of the Building, which rules shall be binding upon all tenants upon delivery to such tenants of notice thereof in writing; provided such rules and regulations do not conflict with the terms and provisions of this Lease.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	E-4

EXHIBIT F

CONFIRMATION OF COMMENCEMENT DATE

            , 200_

Re:	Lease Agreement (the “Lease”) dated , 200__, between , a (“Landlord”), and , a (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Initial Premises Commencement Date of the Lease is             , 200__. The Must Take Space Commencement Date of the Lease is             , 20__.

3. Expiration Date. The Term is scheduled to expire on the last day of the                     full calendar month of the Term, which date is             , 200    .

4. Contact Person. Tenant’s contact person in the Premises is:

Attention:

Telephone:

Telecopy:

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	F-1

defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,
_______________________, a ______________

By:

Name:

Title:

Agreed and accepted:
[TENANT’S SIGNATURE BLOCK],
a ______________________________________

By:

Name:

Title:

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	F-2

EXHIBIT A

PUNCHLIST ITEMS

Please insert any punchlist items that remain to be performed by Landlord. If no items are listed below by Tenant, none shall be deemed to exist.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	F-3

EXHIBIT G

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between             , a             , as Landlord, and the undersigned as Tenant, for the Premises on the              floor(s) of the building located at             ,             and commonly known as             , and hereby certifies as follows:

1. The Lease consists of the original Lease Agreement dated as of             , 200            between Tenant and Landlord [‘s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”):

.

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3. The Term commenced on                     , 200__, and the Term expires, excluding any renewal options, on                     , 200__, and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4. Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

.

5. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through             . The current monthly installment of Base Rent is $            .

6. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and to Tenant’s actual knowledge Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	G-1

7. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8. No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9. If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

10. There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11. Other than as approved by Landlord in writing and used in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

12. All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

Executed as of             , 200_.

TENANT: _________________________________

a ________________________________________

By:
Name:
Title:

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	G-2

EXHIBIT H

PARKING AGREEMENT

1. Parking Spaces. During the Lease Term, Tenant shall be entitled to use the parking spaces designated in Section 7(c) of the Lease.

2. Rules and Regulations. Use of the parking facilities shall be subject to such commercially reasonable non-discriminatory rules and regulations as may be established from time to time by Landlord. The following rules and regulations are in effect until notice is given to Tenant of any change:

(a)	Cars must be parked entirely within the painted stall lines.

(b)	All directional signs and arrows must be observed.

(c)	The speed limit shall be five (5) miles per hour.

(d)	Parking is prohibited in areas not striped for parking, aisles, areas where “no parking” signs are posted, in cross hatched areas and in such other areas as may be reasonably designated by Landlord or Landlord’s agent(s) including, but not limited to, areas designated as “Visitor Parking” or reserved spaces not rented under this Agreement.

(e)	Every parker is required to park and lock his or her own car. All responsibility for damage to cars or persons or loss of personal possessions is assumed by the parker.

(f)	Spaces which are designated for small, intermediate or full-sized cars shall be so used. No intermediate or full-sized cars shall be parked in parking spaces limited to compact cars.

3. No Liability of Landlord. Tenant acknowledges that it will be entitled to the use of a parking space or spaces only, and that Landlord shall have no liability for any damage or loss to Tenant’s motor vehicle, or any vehicle parked in any parking space herein rented pursuant to authorization from Tenant or to any contents in any such vehicle, caused by the elements, third parties, traffic accident or collision in the parking facility, or any other agency or cause. Landlord shall not be responsible for security of the parking facilities or for policing or directing traffic other than normal and usual signs and traffic lane markings. Under no circumstances shall Landlord be construed to be a bailee of any vehicle or contents thereof.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	H-1

EXHIBIT I

RENEWAL OPTION

Subject to the provisions of this Exhibit I, Tenant may renew this Lease (“Renewal Option”) for one (1) additional period of five (5) years, by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than nine (9) months before the expiration of the Term. The Base Rent payable for each month during such extended Term shall be the prevailing rental rate at the commencement of such extended Term, determined as provided for below (the “Prevailing Rental Rate”). If Tenant timely renews the Lease, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a) Base Rent shall be adjusted to the Prevailing Rental Rate;

(b) Tenant shall have no further renewal option unless expressly granted by Landlord in writing; and

(c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements, unless expressly granted by Landlord in writing.

Tenant’s rights under this Exhibit shall terminate if: (1) this Lease or Tenant’s right to possession of the Premises is terminated; (2) Tenant assigns any of its interest in this Lease to any party other than a Permitted Transferee; or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof; or (4) Landlord reasonably believes that Tenant will not be able to perform under the Lease because of Tenant’s financial condition; or (5) there are two (2) or more monetary Events of Default during the final twelve (12) months before the expiration of the Term (in which event any exercised option shall be null and void).

As used in this Lease, the term “Prevailing Rental Rate” shall mean the then prevailing monthly rental rate per square foot of space comparable in use, area and location to the space for which the Prevailing Rental Rate is being determined and being leased for a duration comparable for which such space is leased for periods commencing on or about the commencement of the term of such space. The Prevailing Rental Rate shall be determined by taking into consideration comparable fact situations during the prior 12-month period or any more recent relevant period in comparable buildings in Centreport, submarket of Dallas/Ft. Worth, Texas. Landlord shall notify Tenant of Landlord’s determination of the Prevailing Rental Rate within fifteen (15) days after receipt of Tenant’s Renewal Option election notice. If Tenant agrees with Landlord’s determination of the Prevailing Rental Rate, then, such determination by Landlord shall constitute the Prevailing Rental Rate. If Tenant disagrees with Landlord’s determination of the Prevailing Rental Rate, Tenant shall notify Landlord of Tenant’s disagreement within fifteen (15) days after Tenant’s receipt of Landlord’s notice of its determination of the Prevailing Rental Rate. If Tenant so notifies Landlord, that Landlord’s determination of the Prevailing Rental Rate

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	I-1

is not acceptable to Tenant, Landlord and Tenant shall, during the fifteen (15) day period after Tenant’s notice, attempt to agree on the Prevailing Rental Rate. If Landlord and Tenant are unable to agree, then the Prevailing Rental Rate shall be determined as provided below: Landlord and Tenant shall each select an expert (as hereinafter described) within fifteen (15) days after the expiration of the aforementioned fifteen (15) day period. Such expert shall be independent and experienced in leasing similar-class space in the Centreport submarket of Dallas/Ft. Worth, Texas, and shall be instructed to form their opinions based on the criteria specified above. Both experts so selected shall within ten (10) days after their selection, select a third (3rd) expert who shall also meet the same qualifications. The three (3) experts so selected shall within fifteen (15) days after the selection of the third (3rd) expert each independently formulate their opinion of the Prevailing Rental Rate for the space and period in question. The three (3) opinions shall then be averaged and such average shall be the Prevailing Rental Rate; provided, however, that if any experts opinion is more than five percent (5%) greater or less than the middle opinion, then such greater or lesser opinion (or both if each is more a variance from the middle opinion than five percent (5%)), shall be disregarded and the remaining number of opinions shall be added together with the sum thereof divided by the remaining number of opinions and the quotient thereof shall be the Prevailing Rental Rate. The determination of the Prevailing Rental Rate by the three (3) experts (or such lesser number of experts as may be applicable in accordance with the above provisions) shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay for the services of its expert and shall share equally in the cost of the third expert.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	I-2

EXHIBIT J

RIGHT OF FIRST REFUSAL

Landlord shall provide, and hereby grants, to Tenant, a right of first refusal with respect to the approximately 15,000 rentable square foot space located at the southernmost section of the building located at 14760 Trinity Blvd. (the “Adjacent Building”) as identified on Exhibit J-1 hereof (subject to the substitution right set forth below, the “Refusal Space”), on the following terms and conditions, so long as there does not exist an Event of Default hereunder at the time Landlord delivers Landlord’s Notice of Terms (as defined below):

(i) At such time as Landlord receives a third party proposal or offer for leasing the Refusal Space which Landlord is willing to accept, Landlord shall provide Tenant a written notice (“Landlord’s Notice of Terms”) describing the financial terms and conditions of the proposed lease between Landlord and the prospective tenant. Landlord shall have the right to have multiple bona fide proposals or offers outstanding at any one time, so long as Landlord delivers a Landlord’s Notice of Terms with respect to each such bona fide proposal or offer. If Landlord receives a proposal or offer which includes space in excess of the Refusal Space, then Landlord shall have the right upon written notice to Tenant to substitute for the Refusal Space identified on Exhibit J-1 other space within the building located at 14760 Trinity Blvd. containing 15,000 rentable square feet of contiguous space, provided such alternate Refusal Space is available for lease at the time of such substitution. In the event no such alternative space is available, Tenant shall have the right to lease only the Refusal Space itself as opposed to the full space subject to the third party proposal or offer.

(ii) The deadline for Tenant to exercise its right to lease the Refusal Space (the “Exercise Deadline”) shall be five (5) Business Days from the receipt of Landlord’s Notice of Terms. If Tenant fails to timely provide written notice of exercise to Landlord prior to the Exercise Deadline (time being of the essence in giving such notice), or provides notice that it does not wish to lease the Refusal Space, then Landlord shall have the right to lease the Refusal Space to the subject prospective bona fide tenant or an affiliate of such prospective bona fide tenant at any time within one hundred eighty (180) days following the date of Landlord’s Notice of Terms on substantially the same terms and conditions contained in Landlord’s Notice of Terms.

(iii) If Landlord does not enter into a new lease for the Refusal Space with such prospective bona fide tenant or an affiliate of such prospective bona fide tenant within such one hundred eighty (180) day period or if the terms are modified so that they are not substantially the same terms and conditions contained in Landlord’s Notice of Terms, Landlord must again provide Tenant a Landlord’s Notice of Terms and Tenant shall have the right set forth hereinabove prior to Landlord being entitled to lease all or a portion of such Refusal Space. For purposes of this subsection (iii), any lease entered into with the subject prospective bona fide tenant or an affiliate of such prospective bona fide tenant shall be deemed to contain substantially the same terms and conditions as those contained in Landlord’s Notice of Terms if the Effective Rental Rate in such lease entered into with a third party is not less than 90% of the Effective Rental Rate per

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	J-1

Landlord’s Notice of Terms. As used herein, the term “Effective Rental Rate” shall mean the dollar amount per square foot computed as follows: (i) total Base Rent over the term described in the proposal or offer, (ii) less the amount of any tenant improvement allowance or the cost of any tenant improvements to be installed by Landlord, (iii) less the amount of any free rent, moving expenses, lease assumption payments and other concessions to be provided by Landlord, (iv) divided by the number of years in the term, and (v) further divided by the number of square feet in the premises in question.

(iv) If Tenant timely exercises this right of first refusal, Landlord and Tenant shall enter into an amendment to this Lease within twenty (20) days after Tenant exercises its right with respect to the Refusal Space, containing terms and conditions identical to those specified in Landlord’s Notice of Terms except as follows:

(a) If Landlord’s Notice of Terms provides for a Refusal Space Term of more than seven (7) years, then Tenant may elect to either: (i) lease the Refusal Space for the number of years set forth in Landlord’s Notice of Terms; or (ii) lease the Refusal Space for a term of not less than seven (7) years. If the Refusal Space Term set forth in Landlord’s Notice of Terms (as may be modified in accordance with the foregoing sentence) is longer than the remaining Term on the existing Premises, then Tenant shall have the right to either: (i) extend the Term of the Lease for the existing Premises to be coterminous with the Term of the Refusal Space; or (ii) not extend the Term of the Lease for the existing Premises such that there are different Lease termination dates for the existing Premises and the Refusal Space. If the Term of the Refusal Space set forth in Landlord’s Notice of Terms (as may be modified as set forth above) is shorter than the remaining Term on the existing Premises, then Tenant shall have the right to either: (i) take the Refusal Space for the Term set forth in Landlord’s Notice of Terms; or (ii) extend the Term of the Refusal Space to be coterminous with the Term of the Lease for the existing Premises. If Tenant extends the term of the Lease for the existing Premises in accordance with any of the foregoing provisions, the Base Rent for the existing Premises for such extended term shall be the Prevailing Rental Rate determined in accordance with the procedures as set forth in Exhibit I.

(b) If the Term of the Lease with respect to the Refusal Space is less than the term set forth in Landlord’s Notice of Terms, then any tenant improvement allowance set forth in Landlord’s Notice of Terms shall be reduced on a pro rata basis (for example, if the term set forth in Landlord’s Notice of Terms is ten (10) years and the Term of the Lease with respect to the Refusal Space is five (5) years, and the improvement allowance set forth in Landlord’s Notice of Terms is $10.00/rsf, then the improvement allowance for the Refusal Space shall be $5.00/rsf).

(c) The rentable square footage of the Premises shall be revised to include the rentable square footage contained in the Refusal Space, and Additional Rent, Taxes, Insurance, Tenant’s Proportionate Share, and any other matters affected by the rentable square footage of the Premises shall be adjusted accordingly.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	J-2

Tenant’s rights under this Exhibit shall terminate if: (a) this Lease or Tenant’s right to possession of the Premises is terminated; (b) Tenant assigns any of its interest in this Lease to a party other than a Permitted Transferee or sublets any portion of the Premises in excess of 5,000 square feet to a party other than a Permitted Transferee; or (c) fee title to 14760 Trinity Blvd. has been transferred and is no longer held by Landlord or its affiliate (however, as a matter of clarification, it is acknowledged and agreed that under circumstances where the title to the Building and the title to 14760 Trinity Blvd. are transferred to the same or affiliated parties, the Tenant’s rights under this Exhibit shall continue to remain an effect).

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	J-3

EXHIBIT J-1

REFUSAL SPACE

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	J-1-1

EXHIBIT K

TERMINATION OPTION

Tenant shall have the option to terminate this Lease effective as of the last day of the ninetieth (90th) month of the Lease Term (the “Termination Date”), provided Tenant gives written notice thereof to Landlord not less than twelve (12) months prior to the Termination Date (the “Termination Notice”) and provided Tenant is not in default under the Lease at the time of the giving of such notice. Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant, within thirty (30) days of the date Tenant delivers notice to Landlord that it is exercising its termination right hereunder, of the unamortized cost of the Construction Allowance and all leasing commissions paid in connection with this Lease (using an interest rate of 9% per annum and an amortization period of one hundred twenty-six (126) months) (collectively, the “Termination Payment”). Landlord shall advise Tenant of Landlord’s calculation of the amount of the subject Termination Payment within ten (10) days following its receipt of the subject Termination Notice. After Landlord’s receipt of the Termination Payment, and so long as Tenant has surrendered the Premises in the condition required under this Lease, neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease. If Tenant fails to timely give the Termination Notice or to timely pay the Termination Payment and fails to pay all rent accruing from the time of notification of Termination through the ninetieth (90th) month as and when due, time being of the essence in connection with such notice and payment, then the termination right under this Exhibit K shall be null and void.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	K-1

EXHIBIT L

ROOFTOP RIGHTS

During the Term of this Lease, Tenant shall have the right to install, maintain and operate a microwave, satellite, or other communication antenna (collectively, the “Equipment”) on the roof of the Building at no additional rent to Tenant, subject to the following terms and conditions:

a.	Tenant shall provide Landlord such information as Landlord shall reasonably request regarding the Equipment, including plans and specifications of the Equipment and the proposed installation and placement of the Equipment. The Equipment and the proposed installation and placement shall be subject to Landlord’s approval, not to be unreasonably withheld, and in no event shall the Equipment or the installation thereof require any structural reinforcement of the Building or the roof, interfere with Building systems, or interfere with other antennas or communications equipment or other equipment or structures now located on the roof of the Building.

b.	If Landlord approves the information set forth in (a) above, Landlord shall provide Tenant with written notice of its consent to the installation. If Landlord disapproves of any of the information set forth in (a) above, it shall describe with particularity those matters requiring adjustment. In the event of such disapproval, Tenant shall resubmit the information set forth in (a) above which has been modified to satisfy Landlord’s reasonable objections.

c.	The Equipment shall be installed by a contractor approved in advance by Landlord, such approval not to be unreasonably withheld, which contractor will obtain such commercially reasonable insurance as may be required by Landlord. Failure of the contractor to obtain and maintain such insurance shall be a default under this Lease. Landlord shall have the right to inspect the installation and any maintenance of the Equipment.

d.	If the installation of the Equipment damages the roof or any other portion of the Building in any manner, Tenant shall be responsible for repairing such damage at its cost and expense. Tenant hereby indemnifies, defends and holds Landlord harmless from any loss, damage, liability or cause of action resulting from Tenant’s installation, maintenance and operation of the Equipment.

e.	The installation, maintenance and operation of the Equipment shall be pursuant to all of the terms and conditions of this Lease, as amended hereby. Tenant shall obtain and maintain any additional insurance that Landlord may reasonably require with respect to the installation and operation of the Equipment and furnish Landlord with copies of such insurance policies.

f.

Any additional electrical usage required by the installation, maintenance or operation of the Equipment shall be paid by Tenant on demand. Landlord shall have the right at Tenant’s expense to install a separate meter to measure such electrical usage. Landlord

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	L-1

shall have the right to cause Tenant to relocate the Equipment if required by applicable law. Landlord shall have the right to perform maintenance and repairs on the roof and shall use reasonable efforts to avoid disrupting Tenant’s operation of the Equipment. In the event Landlord causes damage to the Equipment as a result of its performing maintenance and/or repairs on the roof, Landlord shall promptly cause the Equipment to be repaired at its expense.

g.	Tenant shall be responsible for compliance of the Equipment with all applicable laws and ordinances, including regulations of the Federal Communication Commission, zoning laws, rerecorded restrictions affecting the Building and Building insurance requirements. Tenant acknowledges that Landlord has made no representations or warranties to Tenant that the Equipment is permitted under applicable zoning ordinances. Tenant shall furnish evidence to Landlord of the compliance of the Equipment with the applicable zoning ordinances prior to and following installation. Landlord shall cooperate with Tenant in obtaining all necessary permits to operate the Equipment, at no cost to Landlord.

h.	At the expiration or earlier termination of this Lease, Tenant shall remove the Equipment at its expense and repair the roof in a manner reasonably satisfactory to Landlord. If at any other time Tenant desires to remove the Equipment from the roof, Tenant shall hire a contractor approved in advance in writing by Landlord to remove the Equipment, such approval not to be unreasonably withheld. Tenant shall be responsible for repairing the roof and for all damages that may occur to the Building or property of other tenants due to such removal, at its own cost and expense, and hereby indemnifies Landlord for the same.

i.	Tenant shall have access to the roof twenty-four (24) hours a day, subject to such reasonable security procedures as may be required by Landlord. Use of the roof shall be at Tenant’s sole risk, and Landlord shall not be responsible for injury to Tenant, its employees, agents or contractors in connection with such usage.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	L-2

EXHIBIT M

FORM OF LETTER OF CREDIT

Irrevocable Standby Letter of Credit No.

Place and Date of Issue:	Date and Place of Expiry:
[city, state],__________, 20___	_________, 20___ in [city, state]

Applicant:	Advising Bank:

Not Applicable

_________________________

_________________________

_________________________

Beneficiary:	Amounts: USD ______________________________________

[insert landlord information]	(______________ Thousand and no/100)

_________________________

_________________________

_________________________

Gentlemen:

We hereby establish our Irrevocable Letter of Credit in your favor available by Beneficiary’s sight drafts drawn on                                       accompanied by the original of this Letter of Credit and the following document:

Written statement executed by any officer of the named Beneficiary, that (i) an Event of Default by Tenant exists under that certain                      Lease between Tenant and                     , dated             , 20         (as amended to date, the “Lease”), and (ii) such default exists beyond any applicable cure period provided in the Lease for such default, if any.

Special Conditions:

Draft must be marked: “Drawn under                                                    Letter of Credit No.                     .”

We hereby engage with you that all drafts drawn under and in compliance with all the terms and conditions of this Letter of Credit will be duly honored if drawn and presented for payment between the hours of 8:00 am and 4:00 pm Monday through Friday on a day when                                                                                             is open for business at [address, city, state] on or before the expiration of this Letter of Credit.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	M-1

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revisions), International Chamber of Commerce Publication 500, as the same may be revised from time to time.

(Name of Bank and signature of officer)

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc. M-2

DAL:566415.8

EXHIBIT N

JANITORIAL SPECIFICATIONS

A. LOBBY

Empty all waste receptacles	Daily

Empty and damp wipe ashtrays; clean cigarette urns, smooth sand and replace as necessary	Daily

Dust all horizontal surfaces	Daily

Dust all furniture, fixtures, equipment and accessories	Daily

Clean and polish all drinking fountains	Daily

Dust and wipe all telephones including ear and mouth piece	Daily

Vacuum walk-off mats	Daily

Fully vacuum all carpets from wall to wall	Daily

Dust mop all hard surface floors with treated dust mop	Daily

Dust all low and high reach areas	Weekly

Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	Weekly

Spot clean carpeting	Weekly

Clean and oil all wood doors, on both sides, and wipe away excess oil	Monthly

B. TENANT AREAS

Vacuum carpeted floors	Daily

Spot clean carpet	Daily

Empty all waste receptacles and remove trash to designated area	Daily

Dust and wipe all telephones including ear and mouth piece	Daily

Dust and spot clean all furniture, fixtures, equipment and accessories	Daily

Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	Daily

Spot clean all partition glass	Daily

Dust high and low areas (e.g. pictures, clocks, partition tops, etc.)	Weekly

Damp wipe furniture and lint brush fabric furniture	Quarterly

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	N-1

Dust all venetian blinds	Quarterly

Clean and oil all wood doors, on both sides, and wipe away excess oil	Quarterly

C. TENANT AREA TILE FLOORS

Dust mop	Daily

Damp mop entire area	Daily

Spray buff floors	Weekly

Machine scrub and apply two coats of floor finish	.Quarterly

Strip and refinish floors	Annually

D. EXECUTIVE OFFICE AREAS

Vacuum carpeted floors wall-to-wall, spot clean and edge. All plush carpet to be pattern vacuumed	Daily

Empty all waste receptacles and remove trash to designated area	Daily

Dust and spot clean all furniture, fixtures, equipment and accessories	Daily

Dust high and low areas (e.g., pictures, clocks, partition tops, etc.)	Daily

Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	Daily

Spot clean all partition glass	Daily

Damp wipe all non-wood furniture and lint brush fabric furniture	Weekly

Polish all wood furniture and conference tables using approved polish	Weekly

Dust and wipe all telephones including ear and mouth piece	Daily

Dust all Venetian blinds	Monthly

Clean and oil all wood doors, on both sides, and wipe away excess oil	Monthly

E. EXECUTIVE AREA TILE FLOORS

Dust mop	Daily

Damp mop entire area	Daily

Spray buff floors	Weekly

Machine scrub and apply two coats of floor finish	Monthly

Strip and refinish floors	Annually

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	N-2

F. RESTROOMS

Refill all dispensers, empty trash, clean and sanitize all restroom fixtures, wipe all counters, clean mirrors, wipe chrome spot wipe partitions, sweep and damp mop floors using a germicidal cleaner	Daily

Wash all restroom partitions on both sides	Weekly

Machine scrub all restroom floors using germicidal detergent	Monthly

Dust and clean all return air vents	Monthly

Hard Floors-

-Dust and spot mop	Daily

-Spray Buff	Weekly

-Machine scrub & apply two coats of wax	Monthly

-Strip & Refinish	Quarterly

Wash walls	Quarterly

G. ELEVATOR CARS (IF APPLICABLE)	Quarterly

Clean and polish elevator bright work	Daily

Detail clean threshold plates removing all visible so 1	Daily

Hard Floors-

-Dust and spot mop	Daily

-Spray Buff	Weekly

-Machine scrub & apply two coats of wax	Monthly

-Strip & Refinish	Quarterly

Completely clean and vacuum carpeted elevator	Daily

Dust ceiling light lenses	Daily

Hot water extract carpeting	Quarterly

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	N-3

H. BREAK/LUNCH ROOMS/ COFFEE STATIONS

Empty all waste receptacles and remove trash to designated area	Daily

Empty and damp wipe ashtrays	Daily

Clean and wipe sinks and counters	Daily

Vacuum carpeted floors, spot clean and edge	Daily

Dust mop all hard surface floors with treated dust mop	Daily

Damp mop entire area	Daily

Spray buff hard surface floors	Weekly

Dust high and low areas (pictures, clocks, partition tops etc.)	Weekly

Damp wipe all chairs	Weekly

Machine scrub hard surface floors and apply one coat of finish, allow to dry. then buff	Monthly

Dust all venetian blinds	Quarterly

Strip hard surface floor and recoat with three coats of floor finish	Quarterly

I. COMPUTER ROOMS

Empty all waste receptacles and remove trash to designated area	Daily

Dust mop all hard surface floors with treated dust mop	Daily

Dust high and low areas (e.g., pictures, clocks, partition tops, etc.)	Weekly

Remove all marks from raised floor tiles	Monthly

J. STAIRWELLS (IF APPLICABLE)

Pick up all obvious litter, including cigarette butts	Daily

Dust mop stairs, dust railings, ledges and spot clear	Weekly

Damp mop stairs, dust railings, ledges and spot clear	Monthly

Dust all pipes, lights, and signage	Quarterly

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	N-4

K. ENTRANCES

Empty and damp wipe ashtrays: clean cigarette urns, smooth sand	Daily

Dust all horizontal surfaces	Daily

Dust all furniture fixtures equipment and accessories	. Daily

Vacuum walk-off mats	Daily

Dust mop all hard surface floors with treated dust mop	Daily

Spot mop entire area	Daily

Clean and polish bright metal work	Daily

Clean both sides of glass doors	Daily

Clean revolving door glass and side glass, wipe metal framing clean	Daily

Detail clean threshold plates removing all visible soil	Weekly

L. EXTERIOR ENTRANCES AND WALKS

Police area and remove all litter, cigarette butts, etc	Daily

Sweep walkways, curbs, and plaza	Weekly

M. JANITOR CLOSETS

Clean and arrange all equipment in janitor closet each night; empty vacuum cleaner bags, check belts; sweep and spot mop floor	Daily

N. NOTES ON SPECIFICATIONS

• “Daily” tasks are those performed 5 days per week.

• “Horizontal surfaces” are those above 2 ft. and below 6 ft. of the floor.

• Only washable walls are to be spot cleaned.

• MSDS sheets will be kept on site and available for review upon request.

• The cleaning supervisor will report any tenants or others who may have interfered with the crew’s ability to perform the above tasks by working late.

• Carpet extraction, and special floor work done outside of the agreed schedule, is done at an additional charge.

• Quality control inspections are to be performed on an agreed upon schedule, but not less than monthly.

• Any reported deficiency in the performance of these specifications will be corrected within 24 hours.

• A weekly Janitorial inspection must be conducted with the Property Manager.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	N-5

EXHIBIT O

UPS/GENERATOR

During the term of this Lease, Tenant shall have the right to install, maintain and operate a UPS System and back-up generator (the “Generator”) in the Premises in a location mutually agreeable to Landlord and Tenant at no additional rent, subject to the following terms and conditions:

a)	Tenant shall provide Landlord such information as Landlord shall request regarding the Generator, including plans and specifications of the Generator and the proposed installation and placement of the Generator. The Generator and the proposed installation and placement shall be subject to Landlord’s approval, not to be unreasonably withheld. Landlord reserves the right to require secondary containment or other Hazardous Materials protections in connection with the installation and use of the Generator.

b)	Unless installed as part of the Initial Work under Exhibit D, the Generator shall be installed by a contractor approved in advance by Landlord, such approval not to be unreasonably withheld, which contractor will obtain such insurance as may be reasonably required by Landlord. Failure of the contractor to obtain and maintain such insurance shall be a default under this Lease. Landlord shall have the right to inspect the installation and any maintenance of the Generator. The installation, maintenance and use of the Generator shall be subject to Section 25 of the Lease, including without limitation the indemnification provisions of the Lease. Tenant’s insurance policies shall be endorsed as necessary to include the use and operation of the Generator, and Tenant shall reimburse Landlord for any additional insurance coverage required by its insurer or lender in connection with such Generator.

c)	Any additional utility usage required by the installation, maintenance or operation of the Generator shall be paid by Tenant. Landlord shall have the right to cause Tenant to relocate the Generator in the event that in Landlord’s reasonable determination the operation of such Generator interferes with the Building, if necessary in connection with any repairs, or if required by applicable law. Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred in connection with such relocation. Landlord shall have the right to perform maintenance and repairs on the area upon which the Generator is located and shall use reasonable efforts to avoid disrupting Tenant’s operation of the Generator, provided that Landlord shall not be responsible for the cost of any repairs to the Generator.

d)	Tenant shall be responsible for compliance of the Generator with all applicable laws and ordinances, including regulations of the Environmental Protection Agency, zoning laws, and Building insurance requirements. Tenant acknowledges that Landlord has made no representations or warranties to Tenant that the Generator is permitted under applicable zoning ordinances.

e)	At the expiration or earlier termination of this Lease, unless Landlord elects to retain the Generator, Tenant shall remove the Generator at its expense and repair the area upon

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which it was located in a manner reasonably satisfactory to Landlord. If Tenant fails to timely remove same, Landlord may do so at Tenant’s cost. At any time during the Term of the Lease or at expiration of the Lease, provided Landlord has a reasonable suspicion that Hazardous Materials contamination may have been caused by the Generator, Landlord shall have the right to have an environmental report prepared at Tenant’s cost to determine any Hazardous Materials contamination that may have been caused by such Generator.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	0-2

EXHIBIT P

RESTRICTION ON BUILDING

Landlord acknowledges and agrees that throughout the Term, as may be extended under the terms of this Lease, Landlord shall not lease space in the Adjacent Building (as defined in Exhibit J) to the following companies: Micros, Squirrel, or Positouch.

The restriction described above shall apply only as long as all of the following conditions exist: (i) Landlord owns fee title to the Adjacent Building; and (ii) Tenant is occupying the Premises for purposes of operating its business.

OFFICE LEASE AGREEMENT CentrePort/Radiant Systems, Inc.	P-1